Exhibit 10.2

EXECUTION COPY

LIMITED LIABILITY COMPANY AGREEMENT

OF

180 PEACHTREE HOLDINGS, LLC

This Limited Liability Company Agreement (together with the exhibits and schedules attached hereto, this “LLC Agreement”) of 180 Peachtree Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into effective as of December 1, 2011 (the “Effective Date”) by and between (i) Carter/Validus Operating Partnership, LP, a Delaware limited partnership (“CVOP”); and (ii) MM Peachtree Holdings, LP, a Delaware limited partnership (“MM Holdings”). Capitalized terms used and not otherwise defined herein have the respective meanings set forth on Schedule A hereto.

The Members, by execution of this LLC Agreement, hereby form the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. §18-101 et seq.), as amended from time to time (the “Act”), and this LLC Agreement, and the Members hereby agree as follows:

Section 1. Name.

The name of the limited liability company formed hereby is 180 Peachtree Holdings, LLC.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at 4211 W. Boy Scout Boulevard, Suite 500, Tampa, FL 33607, or at such other location as may hereafter be determined by the Manager.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19901.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company.

Section 5. Members.

(a) Upon their execution of a counterpart signature page to this LLC Agreement, each of the Members was admitted as a member of the Company.

(b) A Bankruptcy Action by or against any Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution. Additionally, to the fullest extent permitted by law, if any

Member ceases to be a member of the Company, such event, in and of itself, shall not terminate the Company and the Company shall continue without dissolution.

Section 6. Certificates.

David L. Koche is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Manager or an authorized designee shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7. Purposes.

The purpose to be conducted or promoted by the Company is to engage in the following activities:

(a) to (i) own and hold one hundred percent (100%) of the interests in the Property Owner, (ii) act as the sole member of the Property Owner and to enter into and perform to the fullest extent permitted by law, the limited liability company agreement of the Property Owner, as the same may be amended from time to time, and (iii) to acquire, own, vote, hold, sell, lease, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with its limited liability company interest in Property Owner, publicly or privately, together with such activities as may be necessary or advisable in connection therewith;

(b) to cause the Property Owner to acquire, own, hold, sell, lease, operate, manage, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Property, publicly or privately, together with such activities as may be necessary or advisable in connection therewith; and

(b) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

Section 8. Management.

(a) Authorized Representatives. The business and affairs of the Company shall be managed by the Manager. The Manager shall serve until the earlier of its withdrawal or its removal by the Members in accordance with Section 8(d).

(b) Powers. Subject to Section 7 and Section 8, the Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise possessed by managers under the laws of the State of Delaware. Subject to Section 7 and the remaining provisions of this Section 8, the Manager has the authority to bind the Company. Except as provided herein, the Members other than the Manager shall have no part in the operation or management of the Company and shall have no authority or right to act on behalf of or to bind the Company in connection with any matter.

(c) Limitations on the Company’s Powers and Activities. Notwithstanding any other provision of this LLC Agreement, any other organizational documents or any provisions of law that empower the Company, the Manager, or any other Person, the Manager shall have no authority to perform any act in respect of the Company in violation of any (x) applicable laws or regulations or (y) agreement between the Company and/or the Property Owner, and any third party lender of the Company and/or the Property Owner. The Company shall at all times observe the applicable legal requirements for the recognition of the Company as a legal entity separate from any Members or Affiliates of same, including, without limitation, as follows:

(i)	The Company shall maintain its principal executive office and telephone and facsimile numbers separate from that of any Affiliate of the Company or of any Member and shall conspicuously identify such office and numbers as its own or shall allocate by written agreement fairly and reasonably any rent, overhead and expenses for shared office space. Additionally, the Company shall use its own separate stationery, invoices and checks which reflect its name, address, telephone number and facsimile number.

(ii)	The Company shall maintain correct and complete financial statements, accounts, books and records and other entity documents separate from those of any Affiliate of the Company or of any Member or any other Person. The Company shall prepare quarterly and annual financial statements in accordance with Section 15 of this LLC Agreement.

(iii)	The Company shall maintain its own separate bank accounts, payroll and correct, complete and separate books of account.

(iv)	The Company shall file or cause to be filed its own separate tax returns.

(v)	The Company shall hold itself out to the public (including any of its Affiliates’ creditors) under the Company’s own name and as a separate and distinct entity and not as a department, division or otherwise of any other Person or entity, including any Affiliate or Member of the Company and will not use any trade name.

(vi)	The Company shall observe all customary formalities regarding the existence of the Company, including maintaining current and accurate minute books separate from those of any Affiliate of the Company or of any Member.

(vii)	The Company shall hold title to its assets in its own name and act solely in its own name and through its own duly authorized officers and agents,

Manager and representatives. No Affiliate shall be appointed or act as agent for the Company other than the Manager or the Property Manager.

(viii)	Investments shall be made in the name of the Company directly by the Company or on its behalf by brokers engaged and paid by the Company or its agents.

(ix)	Without the prior written consent of the Members under Section 8(g), the Company shall not (A) guarantee, pledge its assets to, assume, or hold itself out, or permit itself to be held out, as having guaranteed, pledged its assets to, or assumed or otherwise become responsible for any liabilities or obligations of any Person, including any Member or any Affiliate of the Company, or (B) make any loan.

(x)	Assets of the Company shall be separately identified, maintained and segregated. The Company’s assets shall at all times be held by or on behalf of the Company and if held on behalf of the Company by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Company. This restriction requires, among other things, that (i) Company funds shall be deposited or invested in the Company’s name, (ii) Company funds shall not be commingled with the funds of any Affiliate of the Company or of any Member or other Person, (iii) the Company shall maintain all accounts in its own name and with its own tax identification number, separate from those of any Affiliate of the Company or of any Member or other Person, and (iv) Company funds shall be used only for the business of the Company or distributions to Members.

(xi)	The Company shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate of the Company or of any Member or other Person.

(xii)	To the extent the Company actually pays the same, the Company shall pay or cause to be paid its own liabilities and expenses of any kind, including but not limited to salaries of its employees, only out of its own separate funds and assets, and shall maintain a sufficient number of employees in light of its contemplated business operations.

(xiii)	The Company shall not do any act which would make it impossible to carry on the ordinary business of the Company.

(xiv)	Without the prior written consent of the Members under Section 8(g), none of the Company’s funds shall be invested in securities issued by, nor shall the Company acquire the indebtedness or obligation of or make any loans to, any Affiliate of the Company or of any Member.

(xv)	The Company shall maintain an arm’s length relationship with each of its Affiliates and may enter into contracts or transact business with its Affiliates only on commercially reasonable terms that are no less favorable to the Company than are obtainable in the market from an entity or individual that is not an Affiliate of the Company or of any Member.

The provisions of the limited liability company agreement of the Property Owner shall contain provisions substantially similar to the terms and provisions of this Section 8(c).

(d) CVOP is hereby appointed as the Manager. As Manager, CVOP shall be required to oversee and monitor the performance of the Property Manager, the Asset Manager and all other service providers, contractors and other parties providing goods and services with respect to the Company, the Property Owner and the Property; and to take such commercially reasonable actions as are necessary to cause such Persons to comply with their obligations under their agreements and commitments to the Company and the Property Owner. CVOP may be removed as the Manager of the Company only for Cause or for Good Reason, upon the request of MM Holdings; provided, however, that CVOP may be removed as the Manager for Good Reason only on the condition that (x) CVOP is released from all of its obligations and liabilities incurred pursuant to Section 8(i), and (y) such removal does not violate the terms, conditions and limitations of any applicable loan documents. If CVOP is removed as the Manager for Cause, then the limited partners of MM Holdings shall use their good faith efforts to have CVOP released from all of its obligations and liabilities incurred pursuant to Section 8(i) as soon as possible following such removal. In the case of any such removal, another Person may be substituted as the Manager upon the consent and vote of a Majority in Interest of the Members. Such consent and vote shall be evidenced by a certificate signed by a Majority in Interest of the Members. In the event of such action, the removed Manager (i) shall cease to participate in the management of the Company as of the date of execution of the certificate, and (ii) shall remain liable to the Company and the other Members for any damages caused by its willful misconduct, fraud or gross negligence. In the event that CVOP is removed as the Manager for Cause or for Good Reason, then in addition to the foregoing and at the discretion and sole authority of MM Holdings, the Company may terminate one or more of the CVOP Affiliate Agreements in effect at such time. Any and all CVOP Affiliate Agreements shall expressly provide for the right of the Company to terminate such agreements in accordance with this Section 8(d).

(e) Without the prior written consent of a Majority in Interest of the Members, the Company shall not and, to the fullest extent permitted by law, shall not cause or allow the Property Owner to enter into, amend, or terminate a contract with any Member, or an Affiliate of any Member, for the sale of goods to, or the performance of services for, the Company or the Property Owner, including but not limited to any asset management agreement, leasing agreement or property management agreement. In the event that any Member, or Affiliate of a Member, provides services to the Company or the Property Owner, then any and all decisions and actions relating to the enforcement (subject to the Manager’s obligations under Section 8(d)), amendment or modification of the agreement between such Person and the Company (or the Property Owner) shall be undertaken by, and in the sole authority and discretion of, a Majority in Interest of the Members determined without the Member that is a party to (or whose Affiliate is a party to) the applicable agreement. For the avoidance of doubt, by their execution of this

Agreement, the Members consent and approve the execution by the Property Owner of the Property Management Agreement.

(f) Notwithstanding anything in this Section 8 or elsewhere in this LLC Agreement to the contrary, the prior vote or written consent cast with respect to 95% of the outstanding Ownership Interests shall be required in order for the Company (on behalf of itself or on behalf of the Property Owner, as applicable) to:

(i)	subject in any event to the provisions of Section 18 below, admit any new Member to the Company or permit the direct or indirect transfer or allocation of any Ownership Interest to any new Member;

(ii)	take any Material Action or Bankruptcy Action;

(iii)	enter into a business or take any action that is not consistent with the terms of Section 7(a) hereof;

(iv)	dissolve, wind-up, or liquidate the Company or Property Owner;

(v)	enter into any transaction of merger or consolidation or acquire by purchase or otherwise all or substantially all of the business or assets or any stock or other evidence of beneficial ownership of an Affiliate of the Company, Property Owner or any other Person;

(vi)	engage, remove or replace, or cause or allow the Property Owner to engage, remove or replace, the property manager for the Property, and/or to enter into or make any material modifications to any agreements with such person (in which case such consent shall not be unreasonably withheld); or

(vii)	cause the Company to take any of the foregoing actions on behalf of the Property Owner.

(g) Notwithstanding anything in this Section 8 or elsewhere in this LLC Agreement to the contrary, the prior vote or written consent of a Majority in Interest of the Members shall be required in order for the Company (on behalf of itself or on behalf of the Property Owner, as applicable) to:

(i)	borrow funds or enter into any secured or unsecured loan, financing or refinancing transaction; approve the material terms of any loan documents or financing transaction; and amend or modify the terms and conditions of any loan documents for any loan, financing or refinancing;

(ii)	use the assets of the Company or the Property Owner as collateral for any loan or financing transaction;

(iii)	sell all or any part of the Property Owner interests, or permit or cause the Property Owner to sell, transfer or otherwise dispose of all or any portion of the Property, other than as expressly permitted under Section 8(k) below;

(iv)	subject to Section 8(h) below, adopt, amend, modify and approve the annual Budget;

(v)	approve any expenditure (capital or otherwise) by the Company or the Property Owner which is inconsistent with the approved annual Budget; provided however, the consent of the Members to an expenditure payable to an unrelated third party exceeding the amount specified for such expenditure in the Budget shall not be required if such expenditure (i) would not cause the Major Line Item in the Budget to which such expenditure relates to exceed the budgeted amount of such Major Line Item in the Budget by ten percent (10%) or more (taking into account the amounts expended to date and reasonably anticipated expenses in connection with such Major Line Item) and (ii) is for an amount that is less than $75,000. Notwithstanding the general provisions of this Agreement, solely for the purposes of consenting under this clause (v) above to an expenditure that is in excess of the Budget, the term “Majority in Interest of the Members” shall refer to Members collectively casting votes with respect to at least 51% of the Ownership Interests in the Company; provided that if any expenditure would cause the Major Line Item in the Budget to which such expenditure relates to exceed the budgeted amount of such Major Line Item in the Budget by twenty percent (20%) or more (taking into account the amounts expended to date and reasonably anticipated expenses in connection with such Major Line Item), then the term “Majority in Interest of the Members” shall refer to Members collectively casting votes with respect to at least 75% of the Ownership Interests in the Company;

(vi)	approve any expenditure (capital or otherwise) in excess of $500,000;

(vii)	modify or otherwise change this LLC Agreement;

(viii)	determine to proceed with any capital or renovation plan for the Property in excess of $500,000; approve the budget and design for any capital or renovation plan in excess of $500,000;

(ix)	approve the material terms of (or any material amendment or revision to the material terms of) all agreements with all of the professionals and contractors necessary to implement any capital improvement or renovation in excess of $500,000;

(x)	make material tax elections or decisions;

(xi)	execute, terminate, expand, extend or amend the terms of any lease for space in excess of 20,000 square feet;

(xii)	initiate, negotiate or settle any litigation or arbitration on behalf of the Company with any third party over applicable insurance coverage or negotiate or settle any such litigation or arbitration that would require any expenditure by the Company in excess of $50,000;

(xiii)	make any loans to any Person; or

(xiv)	cause the Company to take any of the foregoing actions on behalf of the Property Owner.

(h) The proposed form of the initial budget (the “Budget”) for the Company, the Property Owner and the Property is attached to this LLC Agreement as Exhibit A, to be finalized by the mutual agreement of the Members prior to the closing of the purchase of the Property. On or prior to December 1 of each calendar year, the Manager shall prepare an update to the then applicable Budget and shall submit such proposed updates to the Members for their approval. The Manager and Members shall cooperate in good faith to approve any and all revisions, updates and amendments to the Budget in a prompt manner, and prior to the commencement of the following calendar year, provided that if the Manager and the Members are unable to reach agreement on any revisions, updates or amendments to the Budget prior to the commencement of the following calendar year, then the Budget for such following calendar year shall be same as the Budget for the preceding calendar year, with all dollar amounts increased by the product of such dollar amount multiplied by the CPI Increase. Subject to the terms of this LLC Agreement, the Manager shall be required to use its good faith efforts to implement the approved Budget (as amended and updated in accordance with this LLC Agreement).

(i) CVOP hereby covenants and agrees that, so long as CVOP is serving as the Manager, in the event that any credit support, loan guaranties or loan indemnities are reasonably required by any lender to the Company or to the Property Owner (whether in connection with acquisition indebtedness or any refinancing thereof), then CVOP shall either provide such credit support, guaranty or indemnity to the applicable lender, or cause an Affiliate acceptable to such lender to provide such credit support, guaranty or indemnity to the applicable lender; provided that such credit support, guaranty or indemnity is on commercially reasonable and market terms. For the avoidance of doubt, neither CVOP, nor any Affiliate of CVOP, will be paid any fee in exchange for any credit support, guaranty or indemnity provided for the benefit of the Company or the Property Owner.

(j) Property Management Agreement / Fees:

(i)

Property Management. Effective upon the closing of the acquisition of the Property by the Property Owner, the Property Owner shall enter into a Property Management Agreement with Property Manager substantially in the form attached hereto as Exhibit B. Pursuant to the terms of the Property Management Agreement, Property Manager shall be required to provide all property management, leasing and related functions and services in connection with the day-to-day operation of the Property. In exchange for the property management services, Property Manager shall be entitled to a monthly property management fee in an amount equal to three percent (3%) of Gross Revenues from the Property; provided that in the event that the tenant reimbursement payments for property management fees is less than three percent (3%) of Gross Revenues then the property management fee shall equal the greater of two percent (2%) of Gross Revenues and the amount that is reimbursed by the tenants. Other than the property management fee described above, or as expressly provided in the Property Management Agreement, Property Manager shall not be entitled to any reimbursement of costs and expenses incurred in connection with the performance of its services under the Property Management Agreement. The Members acknowledge and agree that it is the intent of the Members that the property management fee shall be paid by the tenants at the Property as a “pass through” under their leases.

(ii)	Acquisition Fee. Upon the closing of the acquisition of the Property, the Property Owner shall make a payment to Carter Validus Advisors, LLC, a Delaware limited liability company, of an acquisition fee, in an amount equal to one percent (1%) of the purchase price for the Property.

(iii)	Facilitation Fee. MM Holdings agrees to pay a facilitation fee to Cornerstone Partners Ltd., in an aggregate amount equal to 0.25% of the purchase price for the Property (the “Facilitation Fee”). The Facilitation Fee shall be due and payable (i) fifty percent (50%) upon the closing of the acquisition of the Property, and (ii) fifty percent (50%) at such time that MM Holdings has received distributions from the Company in an amount that provides MM Holdings with a cumulative annual return, compounded quarterly (e.g., an Internal Rate of Return, including a return of, and a return on capital) of ten percent (10%) on the Capital Contributions funded by MM Holdings.

(k) Sale of the Property:

(i)	Notwithstanding any other provisions of this LLC Agreement to the contrary, and so long as MM Holdings remains a Member of the Company, the Company may not sell, transfer, or otherwise dispose of any of the Property Owner Interests, or permit or cause the Property Owner to sell, transfer or otherwise dispose of the Property or any part thereof at any time during the forty eight (48) month period immediately following the Effective Date hereof without the prior written consent cast with respect to 95% of the outstanding Ownership Interests, and other than in accordance with this Section 8(k).

(ii)	Sale by Members:

(A)

General. At (x) any time from and after the Effective Date, the Majority in Interest of the Members, and (y) any time that is more than forty eight (48) months following the Effective Date, any one or more Members (in either case, the “Electing Members”) may require that the Property (or all of the interests in the Property Owner) be sold by the Company in accordance with the provisions of this Section 8(k)(ii). The procedures of this Section 8(k)(ii) shall be initiated by the delivery by the Electing Members to each other Member of a notice requesting the sale of the Property (the “Sale Notice”). To be valid, the Sale Notice shall include a fair market valuation of the Property that the Electing Members would agree to accept for a sale by the Company of the Property (the “FMV Value”).

(B)

Right of First Offer. The non-Electing Members (the “Responding Members”) shall, within thirty (30) business days after the date of receipt of the Sale Notice, notify the Electing Members (the “Response Notice”) as to whether they (or any of their designees or Affiliates) wish to acquire the Property at a purchase price equal to the FMV Value. If the Responding Members (or their designees or Affiliates) elect to purchase the Property (or all of the interests of the Property Owner) from the Company, the closing date of such purchase and sale under this Section 8(k)(ii) (the “Sale Closing Date”) shall be a date mutually agreed upon by the Responding Members and the Electing Members, but in no event later than the 90th day following the receipt of a Response Notice by the Electing Members. On the Sale Closing Date, the Company shall deliver to the purchaser appropriate instruments of transfer that shall convey to the purchaser all of the Company’s right, title and interest in and to the Property (or all of the Company’s right, title and interest in and to the Property Owner), free and clear of any lien, pledge or encumbrance, and the purchaser shall pay to the Company the purchase price for the Property (or Property Owner) by wire transfer. Notwithstanding the foregoing, (i) the Members agree to reasonably cooperate with requests of the Responding Members (A) to facilitate the assumption of any outstanding loan secured by the Property and (B) to minimize the transfer tax consequences of such sale, and (ii) in the event that an outstanding loan is assumed in connection with such sale, then the purchase price of the Property shall be reduced by the outstanding balance thereof; provided that the foregoing shall not, in any manner, extend the time for the Sale Closing Date and/or reduce the aggregate proceeds otherwise distributable to the Electing Members on the Sale Closing Date. All costs and expenses associated with the purchase and sale of the Property (or Property Owner) pursuant to this Section 8(k)(ii) (other than loan assumption fees and expenses and other costs incurred by the parties to comply with the requests of the Responding Members described in the preceding sentence; which costs and expenses shall be borne solely by the Responding Members) shall be borne by the Members and the Company in a customary manner for a sale of real property similar to the Property in the area in which the Property is located.

(C)	Sale to Third Party; Right of First Refusal. In the event that the Responding Members elect not to purchase the Property (or fail to deliver a timely Response Notice which shall be deemed to constitute an election not to purchase the Property), the Manager and the Electing Members shall use commercially reasonable efforts to sell the Property to a third party at a purchase price equal to the FMV Value; provided, however, that if the purchase price finally agreed to with such third party is less than the FMV Value then the Manager and the Electing Members shall not be authorized to sell the Property under the terms of this Section 8(k)(ii) without first re-offering the Property for sale to the Responding Members (by delivering a new Sale Notice to the Responding Member) in a manner consistent with Section 8(k)(ii)(A) and Section 8(k)(ii)(B) above; provided that (i) the FMV Value shall be the purchase price agreed to with the third-party proposed purchaser, and (ii) the Responding Members will only have fifteen (15) business days to respond to such revised Sale Notice.

(D)	Threshhold Return for MM Holdings. Notwithstanding the previous provisions of this Section 8(k), if CVOP (or any of its transferee Affiliates) is the Electing Member, and if the net proceeds of the proposed disposition of the Property which are to be distributed to MM Holdings with respect to such disposition, together with any prior distributions to MM Holdings made pursuant to Article 14 of this LLC Agreement, do not yield to MM Holdings the return of the Capital Contributions funded by MM Holdings together with a cumulative annual return (Internal Rate of Return) thereon, compounded quarterly, of at least fifteen percent (15%) (“Threshold Return”), then the FMV Value shall be equal to ninety percent (90%) of the FMV Value set forth in the Sale Notice.

(E)

Additional Rights of CVOP. Notwithstanding the previous provisions of this Section 8(k), if MM Holdings (or any of their limited partners or permitted transferees) are the Electing Members, and if the Sale Notice is delivered during the first twenty four (24) months following the Effective Date, then, in additional to the rights set forth Section 8(k)(ii)(B), CVOP shall have the right, exercisable by delivery of a written notice to MM Holdings (or such limited partner or permitted transferee) at any time within ninety (90) days following delivery of the Sale Notice, to purchase the entire Ownership Interest in the Company owned by MM Holdings for a purchase price equal to the product of (x) the FMV

Value multiplied by (y) the Ownership Interest of MM Holdings. If CVOP exercises its right pursuant to this Section 8(k)(ii)(E) it shall have a period of sixty (60) days following the exercise of such right to purchase the entire Ownership Interest of MM Holdings. The Manager and the Company shall not be required to attempt to sell the property pursuant to Section 8(k)(ii)(C) during the one hundred fifty (150) day period following the delivery of a Sale Notice described in this Section 8(k)(ii)(E).

(iii)	Any sale of the Property (or all of the interests of the Property Owner) pursuant to this Section 8(k) shall be conditioned on the release of all liabilities and obligations of CVOP incurred pursuant to Section 8(i).

(l) Whenever any provision of this Agreement requires a vote, consent, approval or other action by the Members, each Member shall be entitled to one (1) vote for each percentage of Ownership Interest owned by such Member (rounded to the nearest whole percentage), and each Member shall be entitled to cast such votes in any manner such Member chooses, including casting some votes in favor of an action and some votes against such action. Members shall cast their votes by notice to the Manager.

(m) Whenever any provision of this Agreement requires a vote, consent or approval of the Members, any votes that are not cast within the time periods specified below shall be deemed to be cast in favor of such action.

(i)	With respect to any decision involving an Emergency Situation, the Members shall respond within two (2) hours after first being contacted by the Manager with respect to such decision.

(ii)	With respect to any decision involving the approval of a lease, the material amendment of a lease or other material actions relating to a lease, and decisions involving the Company’s insurance carrier and coverage, the Members shall respond within ten (10) working days following receipt of a written notice by the Manager asking for a vote, consent or approval with respect to such decision.

(iii)	With respect to all other decisions (including, without limitation, any decision involving approval of the Budget, variances from the Budget, capital calls and non-emergency capital expenditures), the Members shall respond within twenty (20) working days following receipt of a written notice by the Manager asking for a vote, consent or approval with respect to such decision.

For the purposes of this clause (m), a “working day” shall mean a business day in (i) New York, New York in cases where the Manager or CVOP is the responding Member, and (ii) Tel Aviv, Israel, in cases where MM Holdings is the responding Member.

Section 9. Manager.

The Company shall have a Manager at all times which, to the fullest extent permitted by law, shall consider only the interests of the Company in acting or otherwise voting on the matter for which its approval is required. No provision of this LLC Agreement shall be deemed to prohibit or limit the Manager’s rights as a Member with respect to the interest in the Company held by the Manager pursuant to the terms of this LLC Agreement.

Section 10. Limited Liability.

Except as otherwise expressly required by law, each of the Members, in its capacity as such, shall have no liability in excess of (a) the amount of its committed capital contribution to the Company, (b) its share of any undistributed profits and assets of the Company, (c) its obligation to make other payments expressly provided for in this LLC Agreement, and (d) the amount of any distributions wrongfully distributed to it.

Section 11. Capital Contributions.

(a) Each Member hereby agrees to contribute to the capital of the Company as follows:

(i)	On the Effective Date, MM Holdings shall contribute the sum of four million seven hundred sixty eight thousand one hundred fifty four dollars ($4,768,154), representing its pro rata share of the six million dollar ($6,000,000) earnest money required under the Purchase and Sale Agreement with respect to the Property (the “Purchase and Sale Agreement”). The Parties acknowledge and agree that CVOP has previously provided two million five hundred thousand dollars ($2,500,000) of the earnest money, so that the Company shall refund one million two hundred sixty eight thousand one hundred fifty four dollars ($1,268,154) to CVOP immediately upon receipt of the contribution from MM Holdings described in this Section 11(a)(i).

(ii)	On or before the closing of the Company’s purchase of the Property, each of the Member’s shall contribute its Pro Rata share of (x) the remaining portion of the purchase price for the Property under the Purchase and Sale Agreement (not including the portion of such purchase price financed through debt) as provided in a closing statement delivered by the Manager, and (y) the budgeted reasonable out-of-pocket costs incurred by the Parties and Cornerstone Partners, Ltd. in connection with the negotiation and preparation of this Agreement and the purchase of the Property. The Manager shall use its good faith efforts to provide each Member with an estimate of its Capital Contributions to be made under this Section 11(a)(ii), as early as possible, but in all events at least three (3) days prior to the date that such Capital Contribution will be required under this Section.

Based on the estimated amounts to be contributed by the Members pursuant to this Section 11(a), the total capital contributions of the Members as of the closing of the Company’s purchase of the Property is currently estimated (subject to finalizing actual costs and expenses, and approving final budgeted capital) to be equal to the amounts listed on Schedule B attached hereto.

(b) No Member shall be obligated to make and the Manager shall have no right or authority to call for any capital contributions in excess of each Member’s capital contributions under Section 11(a) hereunder other than with the prior approval of (i) the Manager and a Majority in Interest of the Members for any capital call that does not (together with all prior capital calls issued as of such time) exceed $1,000,000, and (ii) in the case of all other capital calls, Members voting 95% of the outstanding Ownership Interests. At such time as the Manager is authorized to call for additional capital (in accordance with the provisions of the immediately preceding sentence), the Manager shall deliver a written notice to each Member stating that such payment is due (any such written notice a “Capital Call Notice”). All additional Capital Contributions to be funded pursuant to a Capital Call Notice shall be funded Pro Rata by the Members. Each Capital Call Notice shall specify the amount of the called Capital Contribution and the date such Capital Contribution must be received by the Company, which date shall not be less than twenty (20) calendar days following the date of the Capital Call Notice. Each Capital Contribution pursuant to a Capital Call Notice shall be made by means of wire transfer or other form of immediately available funds set forth in the Capital Call Notice. No interest shall be paid on any Capital Contribution and, except as otherwise agreed by all the Members or as otherwise provided in Section 11(a) or this Section 11(b), no Member shall be obligated to make any Capital Contributions.

(c) The failure by any Member to make any portion of the Capital Contribution required to be contributed by such Member pursuant to (x) a Capital Call Notice, within ten (10) calendar days of a written notice of default from the Manager, or (y) Section 11(a) shall constitute an event of default by such Member (“Event of Default”). Upon the occurrence of an Event of Default, such Member may be deemed a “Defaulting Member” and the following provisions shall apply (subject in all events to Section 11(d) below).

(i)	Whenever the vote, consent, act or decision of a Member or of the Members is required or permitted pursuant to this LLC Agreement (including without limitation the voting and approval rights of the Members under Section 8), a Defaulting Member shall not be entitled to participate in such vote or consent, or to take such act or make such decision, and such vote, consent, act or decision shall be tabulated or made as if such Defaulting Member were not a Member.

(ii)	Other than as provided in this Section 11(c), the obligations of any Defaulting Member to the Company under this LLC Agreement shall not be extinguished as a result of the existence of the rights, or the occurrence of one or more of the transactions, contemplated by this Section 11(c).

(iii)	The Manager shall have the right to commence legal proceedings against the Defaulting Member to collect all amounts owed by such Defaulting

Member to the Company pursuant to the terms of this LLC Agreement, together with interest thereon at the maximum rate permitted by law up to twenty-five percent (25%) per annum from the date of the Event of Default plus all collection expenses, including attorneys’ fees.

(iv)	No right, power or remedy conferred upon the Manager in this Section 11(c) shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 11(c) or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the Manager and any Defaulting Member and no delay in exercising any right, power or remedy conferred in this Section 11(c) or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

(v)	Each Member acknowledges by its execution hereof that it has been admitted to the Company in reliance upon its agreements under this Section 11, that the Manager and the Company may have no adequate remedy at law for a breach hereof and that damages resulting from a breach hereof may be impossible to ascertain at the time hereof or of such breach.

(vi)	Once a Defaulting Member has paid to the Company all Capital Contributions required under this Section 11, together with interest on the amount of the Capital Contribution with respect to which the Defaulting Member has defaulted at the maximum rate permitted by law up to twenty-five percent (25%) per annum from the date of the Event of Default (plus all collection expenses including attorneys’ fees), then the provisions of this Section 11(c) shall no longer apply and the Defaulting Member shall no longer be a Defaulting Member for purposes of this LLC Agreement (it being understood that the provisions of this Section 11(c) shall apply in accordance with their terms in the event of a subsequent default by any Member with respect to any Capital Call Notice).

(vii)

Without limiting its other rights and remedies under this Section 11(c), the Manager may offset or reduce any one or more distributions to which a Defaulting Member would otherwise be entitled under Section 14 by an aggregate amount that the Defaulting Member would be required to pay under paragraph (vi) of this Section 11(c) in order to no longer be a Defaulting Member. Once distributions otherwise payable to the Defaulting Member have been offset or reduced by such aggregate amount, then the provisions of this Section 11(c) shall no longer apply and the Defaulting Member shall no longer be a Defaulting Member for purposes of this LLC Agreement (it being understood that the provisions of this Section 11(c) shall apply in accordance with their terms in the event of a subsequent default by any Member with respect to any Capital Call Notice). Any distributions that have been offset or reduced pursuant to this paragraph (vii) nonetheless shall be deemed to have been distributed to the Defaulting Member for purposes of Section 14.

(d) In the event a Member shall become a Defaulting Member, the Manager shall notify the other Members (each, a “Non-Defaulting Member”) immediately following an Event of Default. Subject to the terms of Section 11(e) below, if the Defaulting Member is still a Defaulting Member fifteen (15) calendar days following the Event of Default, then each Non-Defaulting Member shall have the right, but not the obligation, to make a Capital Contribution equal to all (but not less than all) of the Capital Contribution(s) with respect to which the Defaulting Member has defaulted; provided that if more than one Non-Defaulting Member elects to make such a Capital Contribution, the such Capital Contribution shall be made by such electing Non-Defaulting Members on a Pro Rata basis (or on such other basis approved by such Non-Defaulting Members in their discretion). In the event a Non-Defaulting Member makes such a Capital Contribution prior to the date on which a Defaulting Member cures the Event of Default in compliance with paragraph (vi) of Section 11(c) (or the Event of Default is deemed cured under paragraph (vii) of Section 11(c)), then (i) the Ownership Interests of the Members shall be reallocated in accordance with the next sentence of this Section 11(d), and (ii) the provisions of Section 11(c) shall no longer apply and the Defaulting Member shall no longer be a Defaulting Member for purposes of this LLC Agreement (it being understood that the provisions of Section 11(c) and this Section 11(d) shall apply in accordance with their terms in the event of a subsequent default by any Member with respect to any Capital Call Notice). In the event a Non-Defaulting Member makes a Capital Contribution on behalf of a Defaulting Member pursuant to the preceding sentence (any such Capital Contribution an “Additional Contribution”), then the Ownership Interest of the Non-Defaulting Member(s) shall be increased by an amount equal to a fraction, the numerator of which is equal to 200% of the amount of the Additional Contribution made by such Non-Defaulting Member and the denominator of which is equal to the total Capital Contributions made by all the Members through and including the date such Non-Defaulting Member made the Additional Contribution. The Ownership Interest of the Defaulting Member shall be reduced by the percentage by which each Non-Defaulting Member’s Ownership Interest increases pursuant to the preceding sentence. After the date that the Non-Defaulting Member elects to recalculate and reallocate Ownership Interests pursuant to this Section 11(d), there shall be no right on the part of (x) the Defaulting Member to cure the Event of Default, such Event of Default being deemed to have been cured by the Non-Defaulting Member(s), or (y) the Manager to seek any other or further remedies with respect to such Event of Default under Section 11(c), such reallocation being deemed to have been accepted by the Manager and the Non-Defaulting Members as their sole and exclusive remedy for such Event of Default. In the event of such reallocation, the Defaulting Member shall execute any deeds or other instruments and take any action that the Manager or Non-Defaulting Member may deem to be necessary or advisable to evidence the reallocation of the Ownership Interests, including amending Schedule B to this LLC Agreement. In furtherance of the foregoing, each Member, in the event it becomes a Defaulting Member, hereby constitutes and appoints the Manager its true and lawful attorney-in-fact, irrevocably, with full power after any reallocation of Ownership Interests pursuant to this Section 11(d) to take any action described in the immediately preceding sentence, which appointment as attorney-in-fact is coupled with an interest.

(e) Notwithstanding the provisions of Section 11(d) above, in the event that a Capital Call Notice is issued under clause (i) of Section 11(b) above (e.g., a capital call approved by a

Majority in Interest of the Members), and there are one or more Defaulting Members in connection with such capital call, then (x) the full amount of the Capital Contributions funded by the Non-Defaulting Members pursuant to such Capital Call Notice shall be converted into “Default Loans” to the Company, and (y) in lieu of the rights provided under Section 11(d) above, if the Defaulting Member is still a Defaulting Member fifteen (15) calendar days following the Event of Default, then each Non-Defaulting Member shall have the right, but not the obligation, to make additional “Default Loans” to the Company equal to all (but not less than all) of the Capital Contribution(s) with respect to which the Defaulting Member has defaulted; provided that if more than one Non-Defaulting Member elects to make such a Default Loan, the such Default Loan shall be made by such electing Non-Defaulting Members on a Pro Rata basis (or on such other basis approved by such Non-Defaulting Members in their discretion). “Default Loans” funded by the Members shall accrue interest at a rate equal to fifteen percent (15%) per annum compounded annually, and shall be required to be repaid in full (principal and interest) before the Company makes any distributions to the Members under Section 14 hereof. In the event a Non-Defaulting Member makes additional Default Loans under clause (y) above (to cure a default by a Defaulting Member), then the provisions of Section 11(c) shall no longer apply and the Defaulting Member shall no longer be a Defaulting Member for purposes of this LLC Agreement (it being understood that the provisions of Sections 11(c), 11(d) and 11(e) shall apply in accordance with their terms in the event of a subsequent default by any Member with respect to any Capital Call Notice).

Section 12. Capital Accounts.

(a) Capital Accounts shall be established for each Member on the books of the Company. There shall be established for each Member on the books of the Company an opening capital account (the “Opening Capital Account”) equal to the initial capital contribution actually paid to the Company. For each fiscal year after the year in which the initial Opening Capital Account is established, a Member’s Opening Capital Account shall be an amount equal to the Closing Capital Account of such Member for the immediately preceding fiscal year. An Opening Capital Account shall also be established for each Member on the date immediately following any other date on which Closing Capital Accounts of Members shall be determined pursuant to subsection (b) of this Section 12.

(b) At the end of each fiscal year, on the date of withdrawal of any Member and on the date of termination of the Company, a closing Capital Account (“Closing Capital Account”) for each Member shall be determined by adjusting the Member’s most recent Opening Capital Account to give effect to any capital contributions paid to the Company during such period, all amounts distributed to such Member pursuant to Section 14 with respect to such period and income and/or losses allocated to such Member in accordance with Section 13 with respect to such period. In addition, the Manager may cause the Closing Capital Account of each Member to be so determined as of any other date during any fiscal year, in either case applying the allocation provisions of Section 13 as if the portion of the current fiscal year ended on such other date were the end of a fiscal year. Any such determination by the Manager shall be based on the Company’s unaudited financial statements at and for the portion of the fiscal year ended on such date.

(c) At the discretion of the Manager, the Capital Account of each Member may be adjusted to reflect a revaluation of the Company’s assets upon the occurrence of the following events:

(i)	The contribution of money or other property (other than a de minimis amount) to the Company by a new or existing Member as consideration for any Ownership Interests;

(ii)	The distribution of money or other property (other than a de minimis amount) by the Company to a withdrawing or continuing Member as consideration for any Ownership Interests; or

(iii)	The liquidation of the Company within the meaning of IRC Regulation Section 1.704-1(b)(2)(ii)(g).

The adjustment (x) shall be based on a reasonable estimate of the fair market value of Company assets (taking Section 7701(g) of the IRC into account) on the date of adjustment, as conclusively determined by the good faith action of all of the Members, (y) shall not require an appraisal unless the Manager determines otherwise in its good faith discretion and (z) shall reflect the manner in which the unrealized income, gain, loss or deduction inherent in the assets (that have not previously been reflected in Capital Accounts) would be allocated among the Members if there were a taxable disposition of the property for fair market value on that date. The purpose of this adjustment is to maintain as much as possible an equality between the Capital Account balance of any new Members and Members previously admitted.

The principles governing the adjustments of Capital Accounts are intended to satisfy the capital account maintenance requirements of IRC Regulation Section 1.704-1(b)(2)(iv) and shall be construed consistently therewith. If in the reasonable opinion of the Company’s accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 12 should be modified to comply with Section 704(b) of the IRC and the Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 12, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not alter the economic agreement between or among the Members as reflected in this LLC Agreement.

(d) The provisions of this Section 12 are not intended to be for the benefit of any creditor or other person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no creditor or other person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members.

(e) No interest shall be paid on any Capital Contribution.

Section 13. Income, Losses, Credits.

(a) Income and Gain. Except as otherwise provided in this Section 13, all Profits shall be allocated to the Members so as to reduce proportionately the differences between their respective Modified Capital Accounts and their Target Capital Accounts.

(b) Losses and Deductions. Except as otherwise provided in this Section 13, Losses will be allocated to the Members in accordance with the following order:

(i)	First, to reduce proportionately the differences between their respective Modified Capital Accounts and their Target Capital Accounts, until such time as the Modified Capital Account of each Member is equal to zero; and

(ii)	The balance, if any, to the Members, Pro Rata.

(c) Credits. All credits shall be allocated to the Members Pro Rata.

(d) Limitation on Losses. Except as otherwise required by this Section 13, the losses allocated pursuant to Section 13(b) shall not exceed the maximum amount of losses that can be so allocated without causing any Member to have an increased Modified Negative Capital Account at the end of any fiscal year after taking into account reasonably expected distributions described in IRC Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). In the event some but not all of the Members would have an increased Modified Negative Capital Account as a consequence of an allocation of losses pursuant to this Section 13, the limitation set forth in this paragraph (d) shall be applied on a Member by Member basis so as to allocate the maximum permissible losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the IRC Regulations. All losses in excess of the limitation set forth in this paragraph (d) shall be allocated to the Members Pro Rata.

(e) Minimum Gain. Notwithstanding anything contained in this LLC Agreement to the contrary, if there is a net decrease in the Company’s Minimum Gain for a taxable year, then there shall be allocated to the Members items of Company income and gain to the extent and subject to the exceptions set forth in the minimum gain chargeback requirements of IRC Regulation Section 1.704-2(f).

(f) Section 704(c). In accordance with Section 704(c) of the IRC and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members under a method described in IRC Regulation Section 1.704-3(b) and approved by the Manager, so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its agreed upon fair market value at the time of contribution. In addition, if Company property is revalued and Capital Accounts are adjusted, then subsequent allocations of income, gain, loss and deduction for tax purposes with respect to the revalued property shall take into account the variation between the property’s adjusted tax basis and book value in the same manner as under Section 704(c) of the IRC and Regulations, under a method described in IRC Regulation Section 1.704-3(b) and approved by the Manager.

(g) Modified Negative Capital Account. If a Member unexpectedly receives an adjustment, allocation or distribution described in IRC Regulation Sections 1.704-1 (b)(2)(ii)(d)(4), (5) or (6) that creates or increases a Modified Negative Capital Account, then items of income or gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for such year) shall be allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the IRC Regulations, the Modified Negative Capital Account created or increased by the adjustments, allocations or distributions as quickly as possible. For purposes of this subsection, in determining whether a Member has a Modified Negative Capital Account, there shall be taken into account those adjustments, allocations and distributions that, as of the end of the year, are reasonably expected to be made. It is intended that the allocations pursuant to this subsection constitute a “qualified income offset” as that term is defined in Regulation Section 1.7041(b)(2)(ii)(d) or any successor provision and shall be interpreted accordingly.

(h) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be specially allocated to the Member that bears the risk of loss with respect to the Member Nonrecourse Debt to which the deductions are allocable in accordance with Regulation Section 1.704-2(i)(1).

(i) Special Allocations – General. The special allocations described above are intended to comply with the Regulations under IRC Section 704(b). Notwithstanding anything contained in this Section 13 to the contrary, those special allocations shall be taken into account in computing subsequent allocations of net income, net losses and net gain or loss from a Capital Transaction or items thereof pursuant to this Section 13, so that, to the extent possible, the net amount of any item so allocated and the net income, net losses, and net gain or loss from a Capital Transaction and all other items allocated to each Member pursuant to this Section 13 shall be equal to the net amount that would have been allocated to each such Member pursuant to this Section 13 if those special allocations had not occurred.

Section 14. Distributions.

(a) No Member shall have the right to demand the return of his capital contributions.

(b) Subject to the terms of Section 11(e) (relating to Default Loans) hereof, and following the repayment in full of all Default Loans, all cash flow, capital proceeds, refinancing proceeds and other distributable cash of the Company shall be distributed by the Company to the Members, Pro Rata in accordance with their Ownership Interests.

(c) All the payments made directly by the Company to any taxing authority on behalf of any Member shall be treated as non-interest bearing advance distributions to be subtracted from any distributions otherwise required by this Section 14 to be made to such Member.

Section 15. Books and Records.

(a) The Company shall maintain books and records in such manner as is utilized in preparing the Company’s United States federal information tax return in compliance with Section 6031 of the IRC, and such other records as may be required in connection with the preparation and filing of the Company’s required United States federal, state and local income tax returns or other tax returns or reports of foreign jurisdictions, including, without limitation, records reflecting the Members’ Capital Accounts and adjustments thereto.

(b) All books and records of the Company shall at all times be made available at the principal office of the Company and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during normal business hours upon at least three (3) business days’ prior written notice. Within 3 days of the written request of a Member, the Company shall make photocopies of the books and records of the Company so reasonably requested, and shall deliver the same to the Member by mail, fax or electronically, at the Member’s sole discretion.

(c) All funds of the Company may be deposited in such bank accounts as shall be established by the Manager with a bank with a “composite 1” or “composite 2” rating under the Uniform Financial Institutions Ratings System. Withdrawals from and checks drawn on any such account shall be made upon such signature or signatures as the Manager may designate.

(d) Within ninety (90) days after the end of each fiscal year of the Company, the Manager shall send each person or entity who was a Member at any time during the fiscal year then ended a Schedule K-1 and such Company tax information as necessary for the preparation by such person or entity of its United States federal, state and local tax returns in accordance with any applicable laws, rules and regulations then prevailing. Such information shall include a statement showing such Member’s share of distributions, income, gain, loss, deductions and expenses and other relevant fiscal items of the Company for such fiscal year. Upon the request of MM Holdings and at the cost and expense of the Company, the Company shall also provide MM Holdings with such additional information as shall be required by such Member pursuant to rules and regulations applicable to participants in the insurance and/or pension industry. Promptly upon the request of any Member, the Manager will furnish to such Member:

(i)	all United States federal, state and local income tax returns or information returns, if any, which the Company is required to file; and

(ii)	such other information as such Member may reasonably request for the purpose of applying for refunds of withholding taxes.

(e) The Manager (with the assistance of, and at the cost of the Asset Manager) shall provide the Members with the following financial statements of the Company:

(i)

If requested by MM Holdings at least thirty (30) days prior to the end of any fiscal year, then within forty-five (45) days after the end of such fiscal year of the Company, the Manager (directly or through the Asst Manager) shall send to each person or entity who was a Member of the Company at any time during the fiscal year then ended an audited statement of assets, liabilities and Members’ capital as of the end of such fiscal year and related statements of income or loss and changes in assets, liabilities and Members’ capital, all prepared in accordance with United Stated generally accepted accounting principles (“GAAP”) and International Financial Reporting Standards. The Asset Manager shall engage Ernst & Young (or such other independent auditors as shall be approved by all Members) to perform any such annual audit and to prepare and deliver any such audited financial statements.

(ii)	Within twenty four (24) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Manager (directly or through the Asset Manager) shall send to each person or entity who was a Member of the Company at any time during the fiscal quarter then ended an unaudited reviewed statement of assets, liabilities and Members’ capital as of the end of such fiscal quarter and related unaudited reviewed statements of income or loss and changes in assets, liabilities and Members’ capital, all prepared in accordance with GAAP and International Financial Reporting Standards.

(iii)	Within twenty (20) days after the end of each calendar month, the Manager (directly or through the Asset Manager) shall send to each person or entity who was a Member of the Company at any time during the calendar month then ended a monthly performance report including an overview of Property activity, management and leasing, rent rolls, aged receivables report, average occupancy, average rental rates by unit type, a budget variance report and reconciliation, and an operating results summary including bank balances and reconciliations, prepared both as of the end of such calendar month and year-to-date.

In the event that the Manager fails to provide such financial statements and reports in a timely fashion and such failure results from the actions or omissions of the Company’s accountants and/or auditors (e.g., Ernst & Young), then MM Holdings shall be authorized to provide notice to the Manager and require the Manager to replace such accountants and/or auditors with accountants and/or auditors that are satisfactory to the Manager and the Majority in Interest of the Members. The Manager shall cause the Company to coordinate with the auditor for MM Holdings, and to provide all information necessary, to such auditor, to allow the auditor to prepare and provide the audited financial statements required under the Limited Partnership Agreement of MM Holdings.

(f) The Manager will serve as the “Tax Matters Partner” under Section 6231(a)(7) of the IRC to manage administrative and or litigated tax proceedings conducted at the Company level by the Internal Revenue Service with respect to Company tax matters. Each of the other Members expressly consents to such designation, agrees to waive any right which otherwise may exist to intervene in any such matters and agrees that, upon the request of the Manager, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Manager is specifically directed and authorized to take whatever steps the Manager in its sole and absolute discretion deems necessary or desirable to perfect such designation, including, without limitation, filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Regulations. Expenses of administrative proceedings relating to the determination of Company tax items at the Company level undertaken by the Tax Matters Partner shall be expenses that are incurred and paid for by the Company.

(g) Following the end of each fiscal year of the Company, the Company shall obtain, at the Asset Manager’s cost and expense, an appraisal of the Property. In addition, at the request of MM Holdings, the Company shall obtain such additional appraisals of the Property, at the requesting party’s sole cost and expense (unless otherwise agreed). The Manager will cooperate with MM Holdings in obtaining any such appraisal and shall provide or cause the Property Owner to provide the appraiser with access to the Property and all information with respect to the Property which is reasonably requested by such appraiser in connection therewith. A copy of any such appraisal and related reports shall be made available to the Manager and each requesting party immediately upon its receipt, and Manager is authorized to share such appraisals and reports with each Member of the Company. Unless otherwise agreed by the Manager and the requesting party, the Manager shall utilize one of the following appraisers in connection with any such appraisal: CBRE, Jones Lang Lasalle, Cushman & Wakefield or Eastdil.

Section 16. Other Business.

(a) Subject to the terms of Section 16(b) below, any Member and any Affiliate of a Member or the Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this LLC Agreement notwithstanding any other provision to the contrary at law or in equity.

(b) CVOP hereby covenants and agrees that, for so long as (i) MM Holdings is a Member and (ii) CVOP is the Manager, it shall not attempt, either directly or indirectly, whether by or through an Affiliate or otherwise to (A) acquire an interest in any wholesale data-center related property located in Atlanta, Georgia that competes for tenants that would otherwise be suitable for the Property (a “Competing Property”); (B) develop any Competing Property, (C) provide leasing, asset management or property management services in connection with any Competing Property; or (D) enter into any commitment or contract to do any of the foregoing, unless CVOP first provides MM Holdings with the right to invest in such Competing Property on terms and conditions to be mutually agreed by the parties. CVOP shall not be deemed to have provided MM Holdings with a right to invest in a Competing Property under this Section 16(b) unless (x) CVOP provides MM Holdings with a written notice containing all of the material investment, due diligence and related information with respect to the applicable Competing Property, (y) CVOP promptly provides MM Holdings with such additional information and responses regarding the Competing Property as reasonably requested by MM Holdings, and (z) CVOP and MM Holdings fail to enter into a binding agreement with respect to such Competing Property following thirty (30) days of good faith negotiations and discussions.

Section 17. Exculpation and Indemnification.

(a) Except as otherwise provided in Section 17(e), to the fullest extent permitted by applicable law, neither the Members, nor any employee or agent of the Company nor any partner, member, officer, employee, representative, manager, agent or Affiliate of the Members (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is a party to or otherwise bound by the terms of this LLC Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this LLC Agreement.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this LLC Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of an action or omission of such Covered Person described in Section 17(e); provided, however, that any indemnity under this Section 17(b) by the Company shall be provided out of and to the extent of Company assets only, and the Members shall not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time and upon the consent of all of the Members, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 17.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(e) Each Member (in such capacity, the “Indemnifying Party”) shall indemnify the Company, the other Members, and their respective directors, managers, officers, stockholders, partners, members, employees, agents, representatives and Affiliates (in such capacity, the “Indemnified Parties”), and hold the Indemnified Parties harmless from, against and in respect of any damage, loss or expense (including any reasonable attorney and accountant fees, legal costs or expenses) incurred as a result of (i) the Indemnifying Party’s (or an Affiliate’s) acts or omissions constituting gross negligence, willful or wanton misconduct, fraud, intentional misrepresentation, criminal conduct, or a knowing violation of any law or loan document to which the Company and/or the Property Owner is subject, or (ii) any material breach of any material provision of this Agreement by the Indemnifying Party or any of its Affiliates which is not cured within the Cure Period.

(f) The foregoing provisions of this Section 17 shall survive any termination of this LLC Agreement.

Section 18. Assignments.

(a) Except as otherwise expressly allowed in this Section 18, and subject in all events to the terms, conditions and limitations of any applicable loan documents, no Member may assign, sell, transfer, pledge, encumber or otherwise dispose, directly or indirectly (including through a change in control of the ownership rights in the Member itself or any of its parent companies) (“Transfer”) of all or any portion of the direct or indirect Ownership Interests in the Company without the prior written consent of the other Members, which consent shall not be unreasonably withheld; provided, however, that the consent of the other Members shall not be required for (i) any Transfer by a Member of all or any portion of its Ownership Interest in the Company to an Affiliate of the transferring Member, or (ii) in the case of a Transfer by MM Holdings of all or any portion of its Ownership Interest in the Company to a Permitted Israeli Transferee, as long as the transferee Affiliate or Permitted Israeli Transferee agrees to be bound by the terms, conditions and limitations of this LLC Agreement as a Member of the Company. All costs and expenses relating to any permitted transfer of an Ownership Interest in the Company shall be paid by the transferor or assignor Member and may be offset against any Company distribution to which the transferor or assignor Member would otherwise be entitled under the terms and conditions of this LLC Agreement. Any permitted transferee or assignee shall only become a substituted Member after paying all costs and expenses of the substitution and agreeing to be bound by the terms of this LLC Agreement. The parties acknowledge and agree that a Member’s transfer or assignment of his or its Ownership Interest in the Company to a transferee permitted under this Section 18 shall result in the release of the transferor or assignor from any liability it may have to the Company.

(b) Notwithstanding the provisions of Section 18(a) above, but subject to the terms, conditions and limitations of any loan or financing documents to which the Company and/or the Property Owner or subject to, the Members further agree as follows with respect to their Ownership Interests in the Company:

(i)

In the event any Member (each, a “Selling Member”) receives a written offer from a third party other than an Affiliate of such Member (a “Third Party Offeree”) to purchase all or any portion of its Ownership Interest (the “Offered Interest”), and the Selling Member desires to accept such offer, such Selling Member shall first offer (an “Offer”) all (but not less than all) of the Offered Interest to the other Members (the “Non-Selling Members”) at the purchase price, based on the price of each percentage of Ownership Interest (“Price Per Percentage Interest”), and on the general terms and conditions, of the offer made by the Third Party Offeree and specified in the Offer (“Offering Terms”), which Offering Terms in the case of a proposed Transfer by CVOP may include the requirement that the transferee’s right to acquire such Ownership Interests be conditioned upon the Company obtaining from any applicable third party lender of the Company or the Property Owner, such lender’s release of all obligations of the Affiliates of CVOP under any carveout guaranties, indemnities or similar arrangements under the applicable loan documents (including any liabilities and obligations incurred pursuant to Section 8(i)). Each Non-Selling Member shall have the right (but not the obligation) to purchase all

(but not less than all) of a percentage of the Offered Interest equal to a fraction, expressed as a percentage, the numerator of which is such Non-Selling Member’s Ownership Interest and the denominator of which is the aggregate of all Non-Selling Member’s Ownership Interests on the Offering Terms by giving notice to the Selling Member of its election to exercise such right within thirty (30) days after receipt of the Offer. In the event that not all of the Non-Selling Members elect to purchase their share of the Offered Interest as permitted in the immediately preceding sentence, the remaining Non-Selling Members may, but shall have no obligation to, purchase all (but not less than all) of the remaining Offered Interest in accordance with their pro rata share (based on the aggregate of all the remaining Non-Selling Members’ Ownership Interest) of the remaining Offered Interest, or in such proportions as such remaining Non-Selling Members may agree, by giving notice to the Selling Member of its/their election to exercise such right within ten (10) days after expiration of the 30-day period provided in the preceding sentence. Each Non-Selling Member that has timely made such election is hereinafter called a “Purchasing Member.” If a Purchasing Member fails to close within sixty (60) days of receipt of the Offer (such sixty (60) day period the “60 Day Offer Period”), the Purchasing Member shall be deemed to have rejected the Offer (“Deemed Rejection”). If, by virtue of a written rejection of the Offer, the failure to give timely notice exercising their right to purchase all of the Offered Interest or a Deemed Rejection (any of the foregoing an “Offer Rejection”), the Non-Selling Members do not acquire the Offered Interest, the Selling Member may proceed to sell all (but not less than all) of the Offered Interest to the Third Party Offeree on the Offering Terms during the sixty (60) day period following the end of the 60 Day Offer Period (such sixty (60) day period the “60 Day Sale Period”). If any sale by the Selling Member is not concluded within the 60 Day Sale Period, the first offer provided for in this Section 18(b)(i) shall again apply to any Transfer of the Ownership Interest to any Third Party Offeree. In the event of any Transfer by the Selling Member of all of its Ownership Interest in the Company (whether under this Section 18(b) or pursuant to the provisions of this Section 18 below), such transferee shall be entitled to all veto rights granted to the Selling Member pursuant to this LLC Agreement, if applicable. Notwithstanding the foregoing, in the event the Selling Member Transfers a portion of its Ownership Interest and the Selling Member retains a portion of such Ownership Interest, any special voting or consent rights of the Selling Member hereunder shall be exercised by the Selling Member only, on behalf of both the Selling Member and such transferee. CVOP shall not be permitted to become a Selling Member and to exercise the rights of a Selling Member under this Section 18(b)(i) until the earlier of (x) the expiration of the period ending forty eight (48) months after the Effective Date, or (y) the date on which CVOP is removed as the Manager pursuant to Section 8(d). If CVOP is the Selling Member under this Section 18(b)(i), the transferee must be reasonably acceptable to MM Holdings in its good faith judgment.

(ii)	Beginning on the forty eight (48) month anniversary of the Effective Date, if CVOP (or any of its transferee Affiliates) desires to Transfer all (but not less than all) of its or their Ownership Interests in the Company to a Third Party Offeree, then, CVOP (or any of its transferee Affiliates) also shall have the right (but not the obligation) to cause all (but not less than all) of the other Members (the “Remaining Members”) to sell all of their Ownership Interests in the Company to the Third Party Offeree on the Offering Terms and based on the Price Per Percentage Interest; provided that if the consideration to be paid to MM Holdings in connection with the sale of its Ownership Interest, together with any prior distributions to MM Holdings made pursuant to Section 14 of this LLC Agreement would yield to MM Holdings an amount in the aggregate that is less than its Threshold Return, then CVOP may not exercise such right with respect to MM Holdings unless CVOP first offers to sell its entire Ownership Interest to MM Holdings on the terms set forth in Section 18(b)(i) but for a purchase price equal to ninety percent (90%) of the Price Per Percentage Interest (determined based on the price approved by CVOP and the Third Party Offeree), provided, however, that, if MM Holdings accepts such offer then, at the request of MM Holdings, MM Holdings shall not be required to purchase, and CVOP shall retain, an Ownership Interest representing up to a two percent (2%) Ownership Interest in the Company for up to nine (9) months if necessary to comply with the rules governing ownership of the Company by MM Holdings; provided that at the end of such nine (9) months MM Holdings (or its designee) shall acquire such remaining two percent (2%) Ownership Interest in the Company for the same Price Per Percentage Interest as they acquired the initial Ownership Interests from CVOP hereunder. The exercise by CVOP of its rights under this Section 18(b)(ii) shall be evidenced in a written instrument delivered by CVOP to the Remaining Members no less than fifteen (15) days prior to the closing of the sale of the Offered Interest by CVOP to the Third Party Offeree.

(iii)

Subject to Section 18(b)(ii), if the Selling Member under Section 18(b)(i) above is CVOP or any of its transferee Affiliates, at a time when CVOP is the Manager, then in addition to their rights to elect to be Purchasing Members under Section 18(b)(i) above, MM Holdings may require, by the delivery of written notice to CVOP during the 60 Day Offer Period, that CVOP (or any of its transferee Affiliates) shall not consummate the Transfer unless MM Holdings has been granted in writing the right and opportunity (but not the obligation) to sell its Ownership Interests in the Company to the Third Party Offeree on the same Offering Terms and at the same Price Per Percentage Interest; provided that in the event the proposed Transfer by CVOP and/or its transferee Affiliates would constitute a Transfer of less than 49% of the Ownership Interests held by CVOP and its transferee Affiliates in the Company, the right MM

Holdings under this Section 18(b)(iii) shall be limited to a right to Transfer to the Third Party Offeree a “pro rata share” of the Ownership Interests to be Transferred by CVOP, and the percentage Ownership Interest to be sold by CVOP and/or its transferee Affiliates to the Third Party Offeree shall be reduced to the extent necessary to provide for participation in the sale by MM Holdings. In connection with the foregoing, an Offer delivered by CVOP to MM Holdings under Section 18(b)(i) shall not be valid unless such Offer provides written notice to MM Holdings of its right to elect to proceed under this Section 18(b)(iii). In the event that the Third Party Offeree refuses to purchase all the Ownership Interests of MM Holdings to the extent required under the terms and conditions of this Section 18(b)(iii), then CVOP shall not consummate the Transfer.

(c) Subject to the terms, conditions and limitations of any loan documents to which the Company and/or the Property Owner are subject, in the event that a Member becomes a debtor in a bankruptcy proceeding and such proceeding remains undismissed or unstayed for a period of more than sixty (60) days, each of the other Members shall have the right, upon fifteen (15) days prior written notice to the bankrupt Member, to purchase its pro rata share (based on Ownership Interests) of the Ownership Interest (or all, if the other Members do not exercise their right) of the Member in bankruptcy at fair market value (i.e. fair market value of the Company based on an independent appraisal multiplied by the Ownership Interest of the Member in bankruptcy).

(d) Notwithstanding the provisions of Section 18(a) above, but subject to the terms, conditions and limitations of any loan or financing documents to which the Company and/or the Property Owner or subject to, if CVOP is removed as the Manager for Good Reason, the following provisions shall apply:

(i)	CVOP may deliver to MM Holdings a notice offering to purchase the entire Ownership Interest in the Company owned by MM Holdings (an “Offer to Purchase”). To be valid, the Offer to Purchase shall set forth the Price Per Percentage Interest that CVOP would be willing to pay to purchase such Ownership Interests, and the terms and conditions of the offer.

(ii)	MM Holdings shall, within sixty (60) days after the date of receipt of the Offer to Purchase, notify CVOP whether they unanimously (x) accept the Offer to Purchase (an “Acceptance Notice”), or (y) elect to purchase (or to cause another Person to purchase) CVOP’s entire Ownership Interest for the Price Per Percentage Interest and on the terms and conditions set forth in the Offer to Purchase (a “Counteroffer Notice”).

(iii)

If MM Holdings delivers a valid Acceptance Notice, or if MM Holdings fails to deliver either a valid Acceptance Notice or a valid Counteroffer Notice, then, within ninety (90) days after the date of receipt of the Offer to Purchase, MM Holdings shall sell its entire Ownership Interest to CVOP (or its designee), and CVOP (or its designee) shall purchase such

Ownership Interests, for the Price Per Percentage Interest and on the terms and conditions set forth in the Offer to Purchase.

(iv)	If MM Holdings delivers a valid Counteroffer Notice, then, within ninety (90) days after the date of receipt of the Offer to Purchase, CVOP shall sell its entire Ownership Interest to MM Holdings (or its designee), and MM Holdings (or its designee) shall purchase such Ownership Interest, for the Price Per Percentage Interest and on the terms and conditions set forth in the Offer to Purchase; provided, however, that, at the request of MM Holdings, CVOP shall retain an Ownership Interest representing up to a two percent (2%) Ownership Interest for up to nine (9) months if necessary to comply with the rules governing ownership of the Company by MM Holdings; provided that at the end of such nine (9) months MM Holdings (or its designee) shall acquire such remaining two percent (2%) Ownership Interest in the Company for the same Price Per Percentage Interest as they acquired the initial Ownership Interests from CVOP hereunder.

(e) In the event of any sale or transfer of an Ownership Interest pursuant to Sections 18(b), (c) or (d), (i) the Members shall tender such documents of sale and transfer as are customary and mutually reasonably agreeable to the Members, and (ii) each Member shall pay its own legal fees in connection with such transaction.

(f) Notwithstanding anything to the contrary contained in this LLC Agreement, if the provisions of any of Section 18(b) have been implemented by any Member, the other such Section may not be implemented by any other Member while the transaction under the first such Section remains pending.

(g) Notwithstanding anything to the contrary contained in this LLC Agreement and for the avoidance of doubt, any sale by CVOP of its Ownership Interest shall (i) not, without the consent of a Majority in Interest of the Members, constitute an approved transfer and appointment of the Property Management Agreement to such transferee of CVOP, and (ii) constitute an event that permits a Majority in Interest of the Members to cause the Company to terminate all CVOP Affiliate Agreements. For the avoidance of doubt, the appointment of any replacement Property Manager following such transfer shall require the consent of a Majority in Interest of the Members.

(h) If, as a result of the partial transfer by a Member of its Ownership Interests, there are at any time more than two (2) Members of the Company who hold Ownership Interests, then whenever a Member exercises its rights or makes an election under Section 18(b) then all of the transferee Affiliates of such Member holding Ownership Interests shall be deemed to have exercised the same right or made the same election with respect to its Ownership Interests, as a result of which all such Members and their transferee Affiliates shall act collectively under this Section 18 with respect to their Ownership Interests (based on the aggregate Ownership Interests of all such Members.)

(i) Any party proposing to Transfer or purchase an Ownership Interest in the Company covenants and agrees to maintain as confidential any offer, offering terms, the negotiation and execution of any purchase agreement, and the existence and terms of any of the documents or information regarding the Property transmitted to it hereunder (“Confidential Information”) and shall not share or disclose any such Confidential Information to any third party other than to (i) the employees, directors, officers, and investors (prospective and current) of such party and/or its Affiliates and bona fide lenders and professional advisors and consultants, (ii) proposed third party transferees and other persons who have a need in each case to know the same in order to consider and/or engage in discussions and negotiations regarding such offer and the consummation of the purchase contemplated therein or perform due diligence or other services with regard thereto (and who in each case, shall have executed a nondisclosure agreement with respect to such Confidential Information) or (iii) as required by applicable law, rule, subpoena, interrogatory, civil investigation, demand or similar process or pursuant to the order of any court of competent jurisdiction requiring such disclosure.

Section 19. Resignation / Withdrawal.

No Member may resign or withdraw as a Member of the Company.

Section 20. Admission of Additional Members.

One or more additional members may be admitted to the Company with the written consent of Members voting 95% of the Ownership Interests in the Company.

Section 21. Dissolution.

(a) Subject to the terms of Section 8(f) of this Agreement, the Company shall be dissolved, wound up and terminated, and its affairs shall be wound up upon the first to occur of the following:

(i)	the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company, unless the business of the Company is continued in accordance with the Act and this LLC Agreement; or

(ii)	the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Notwithstanding any other provision of this LLC Agreement to the contrary, upon the occurrence of an event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, all of the Members agree that the personal representative of such member is hereby authorized to, and shall within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company, and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b) Notwithstanding any other provision of this LLC Agreement, the Bankruptcy of a Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be liquidated and applied to satisfy (whether by payment or by establishment of reserves therefor) creditors, including Members who are creditors, and then to distribute the remaining funds to and among the Members in accordance with the provisions of Section 14 hereof.

(d) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this LLC Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 22. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this LLC Agreement, to the fullest extent permitted by law, each Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. No Member shall have any interest in any specific assets of the Company, and no Member shall have the status of a creditor with respect to any distribution pursuant to Section 14 hereof.

Section 23. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this LLC Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of a Member. Nothing in this LLC Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this LLC Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

Section 24. Severability of Provisions.

Each provision of this LLC Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this LLC Agreement which are valid, enforceable and legal.

Section 25. Entire Agreement.

This LLC Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 26. Binding Agreement.

Notwithstanding any other provision of this LLC Agreement, the Members agree that this LLC Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members in accordance with its terms. The Members will, to the fullest extent permitted by law, take any and all actions reasonably necessary or desirable, to cause the Property Owner to enable the Members to fully realize all of their rights and benefits hereunder, and as applied in connection with the operations of the Property Owner (as if such provisions were set forth in the organizational documents and agreements of the Property Owner).

Section 27. Governing Law; Venue.

This LLC Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws. The forum selected for any proceeding or suit related to a dispute among the Members or related to this LLC Agreement shall be in a federal or state court of competent jurisdiction located in Delaware, USA. The Members each consent to said courts’ personal jurisdiction over them, and waive any defense, whether asserted by motion or pleading, that Delaware, USA, is an improper or inconvenient venue.

Section 28. Amendments.

This LLC Agreement may be modified, altered, supplemented or amended only upon written approval of all Members casting a vote with respect to 95% or more of the Ownership Interests in the Company; provided, however, that the Members shall amend this LLC Agreement as necessary to reflect any amendments reasonably requested by (i) the lender providing the debt financing for the acquisition of the Property or (ii) Ernst &Young.

Section 29. Representations and Warranties.

Each Member, by executing and delivering this LLC Agreement, acknowledges, represents and warrants to the Company and each of the other Members (but only with respect to itself) as follows:

(a) General.

(i)	The Member has all requisite power and authority to enter into this LLC Agreement and to perform all the obligations required to be performed by the Member hereunder.

(ii)	The Member is the sole party in interest with respect to its Ownership Interest and is not acquiring the Ownership Interest as an agent or otherwise for any other person.

(iii)	The statements made by the Member in this Section 29 are true and correct and are confirmed hereby, and the Company shall be entitled to rely thereon.

(iv)	If the Member is acquiring the Ownership Interest within the United States, the Member represents and warrants that it is an “accredited investor,” as defined in Regulation D of the Securities Act or has otherwise subscribed for such Ownership Interest in reliance on Rule 701 under the Securities Act.

(v)	The Member agrees to furnish any additional information requested to assure compliance with the Securities Act, state securities laws and any other applicable laws in connection with its Ownership Interest.

(vi)	The Member acknowledges and understands that the Company will not register as an investment company under the United States Investment Company Act of 1940.

(vii)	The Member is in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such Persons (as hereinafter defined), including, without limitation, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). For purposes of this subsection, “Person” shall mean any corporation, Company, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto. In addition, neither the Member nor any of the beneficial owners of the Member (if the Member is an entity):

(A)	is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(B)	has been indicted or arrested for money laundering or for predicate crimes to money laundering, convicted or pled nolo contendere to charges involving money laundering or predicate crimes to money laundering;

(C)	has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(D)	is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(E)	shall transfer or permit the transfer of any interest in the Member or such parties to any Person who is, or whose beneficial owners are, listed on the Lists; or

(F)	shall assign or transfer its Ownership Interest to any Person who is listed on the Lists or who is engaged in illegal activities.

If the Member obtains knowledge that the Member, or, if Member is an entity, any of Member’s partners, members, stockholders, managers, directors or beneficial owners, become listed on the Lists or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, the Member shall immediately notify the Company and the Manager.

(b) Restrictions on Transfer or Sale of the Ownership Interest.

(i)	The Member is acquiring the Ownership Interest solely for the Member’s own beneficial account, for investment purposes, and not with view to, or for resale in connection with, any distribution of the Ownership Interest. The Member understands that the offer and the sale of the Ownership Interest has not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Member and of the other representations made by the Member in this Section 29. The Member understands that the Company is relying upon the representations, covenants and agreements contained in this LLC Agreement (and any supplemental information) for the purposes of determining whether this transaction satisfies the requirements for such exemptions.

(ii)

The Member understands that the Ownership Interest is a “restricted security” under applicable federal securities laws and that the Securities Act and the rules of the SEC provide in substance that the Member may dispose of the Ownership Interest only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and the Member understands that the Company shall have no obligation or intention to register the Ownership Interest purchased by the Member hereunder or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Further, the Member understands that there is no public market for the Ownership Interest and none is likely to develop and the Member therefore must bear the economic risks of the investment in the Ownership Interest for an indefinite period of time. The Member understands that the Member may not at any time demand the purchase by the Company of the Member’s Ownership Interest.

(iii)	The Member agrees that: (A) the Member will not sell, assign, pledge, give, transfer or otherwise dispose of the Ownership Interest or any interest therein, or make any offer or attempt to do any of the foregoing, except (1) pursuant to a registration of the Ownership Interest under the Securities Act and all applicable state securities laws or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable state securities laws; and (2) subject to and in accordance with the terms, conditions and transfer restrictions set forth in this LLC Agreement and in the loan documents; and (B) the Company shall not be required to give effect to any purported transfer of any of the Ownership Interest except upon compliance with the foregoing restrictions.

(iv)	The Member has not offered or sold any portion of the Ownership Interest and has no present intention of dividing such Ownership Interest with others or of reselling or otherwise disposing of any portion of such Ownership Interest either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance.

Section 30. Counterparts.

This LLC Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this LLC Agreement and all of which together shall constitute one and the same instrument.

Section 31. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Manager, to the Manager at its address as listed on Schedule B attached hereto, (c) in the case of any Member, to such Member at its address as listed on Schedule B attached hereto, and (d) in the case of any of the foregoing, at such other address as may be designated by written notice to the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the undersigned, intending to be legally bound hereby, have duly executed this LLC Agreement effective as of the 1st day of December, 2011.

CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation, as General Partner

	By:	/s/ John E. Carter
	Name:	John E. Carter
	Title:	Chief Executive Officer
	Date:	12/1/11

MM PEACHTREE HOLDINGS, LP a Delaware limited partnership

By:	CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as General Partner

	By:	CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation, as General Partner

		By:	/s/ John E. Carter
		Name:	John E. Carter
		Title:	Chief Executive Officer
		Date:	12/1/11

SCHEDULE A

Definitions

A.	Definitions

When used in this LLC Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this LLC Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person. For the avoidance of doubt, the Property Manager and the Asset Manager shall constitute an Affiliate of CVOP for the purposes of this Agreement.

“Asset Manager” means Carter Validus Real Estate Management Services, LLC.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

“Bankruptcy Action” means to institute proceedings to have a Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consenting to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or to make any assignment for the benefit of creditors of such Person, or to admit in writing such Person’s inability to pay its debts generally as they become due or to declare or effectuate a moratorium on payment of any obligations, or take any action in furtherance of any such action.

“Base Index”, as of any date, shall mean the CPI for the month that is fourteen (14) months prior to such date.

“Capital Account” means the capital account maintained for each Member in accordance with Section 704 of the IRC.

“Capital Contribution” means any cash contribution by a Member to the capital of the Company in accordance with Section 11 of this LLC Agreement.

“Capital Transaction” means any sale, exchange, condemnation or other disposition of (i) all or any portion of the Property Owner Interests, (ii) all or any portion of the Property or (iii) any other material asset of the Company.

“Carrying Value” means (a) with respect to any property contributed to the Company by a Member, the fair market value of such property, as determined in good faith by the Members, reduced (but not below zero) by all Depreciation with respect to such property charged to the Members’ Capital Accounts and (b) with respect to any other property of the Company, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property may be adjusted from time to time to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company property, as deemed appropriate by the Members.

“Cause” means (i) the Manager’s (or an Affiliate’s) acts or omissions constituting gross negligence, willful or wanton misconduct, fraud, intentional misrepresentation, criminal conduct, or a knowing violation of any law or loan document to which the Company and/or the Property Owner is subject, (ii) the Manager’s failure to provide the financial statements described in Section 15(e) to the Members within the time periods set forth therein on more than one occasion during any period of twelve (12) consecutive months, provided that (x) MM Holdings notifies the Manager in writing of such failure to timely deliver financial statements within five (5) working days after the last scheduled delivery date for such financial statements, and (y) the Manager’s failure to timely deliver such financial statements results solely from the actions or omissions of the Manager or its Affiliates (and not from the actions or omission of Ernst & Young, or any successor auditor or third party whose actions are beyond the Manager’s control), or (iii) a time when CVOP owns a 2% or less Ownership Interest in the Company.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on November 14, 2011, as amended or amended and restated from time to time.

“Closing Capital Account” has the meaning set forth in Section 12(b) of this LLC Agreement.

“Company” means 180 Peachtree Holdings, LLC, a Delaware limited liability company.

“Control” means with respect to a specified person or entity, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the outstanding shares of any class of voting securities or (y) beneficial interests, of any such person or entity, as the case may be, directly or indirectly, or acting through one or more persons or entities, (ii) the control in any manner over the managing member(s) or Manager or the election of more than one director or trustee (or persons exercising similar functions) of such person or entity, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity. “Controlling” and “Controlled” shall have correlative meanings.

“Covered Persons” has the meaning set forth in Section 17(a).

“CPI Increase”, as of any date, means a percentage equal to the product of (i) a certain fraction, the numerator of which is the difference between the Current Index and the Base Index, and the denominator of which is the Base Index, multiplied by (ii) one hundred (100), expressed as a percent, and rounded to the nearest one-tenth of one percent (0.10%). In the event that the CPI contemplated herein is not reported for the months required for the calculation set forth above, the parties agree to utilize the CPI reported for the month(s) nearest preceding the month(s) required for such calculation. In the event that the Current Index is less than the Base Index for a given adjustment date, the CPI Increase for such adjustment date shall be zero (0).

“Cure Period” with respect to any Person means (a) ten (10) days after written notice to such Person specifying the occurrence of an event in connection with a monetary default, and (b) thirty (30) days after written notice to such Person specifying the occurrence of an event in connection with a non-monetary default.

“Current Index”, as of any date, means the CPI for the month that is two (2) months prior to such date.

“CPI” shall mean the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982-1984 (known as Series CUUR0000SA0), as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency.

“CVOP Affiliate Agreements” means any and all agreements, contracts, and understandings between CVOP or an Affiliate of CVOP, on the one hand, and the Company or the Property Owner on the other hand. For the avoidance of doubt, the Property Management Agreement and the arrangements described in Section 8(j)(ii) and 8(j)(iv) shall constitute a CVOP Affiliate Agreement for the purposes of this Agreement.

“CVOP Key Personnel” means John E. Carter, Michael Seton, Christoff Hammerli and John Regan; provided, however, that CVOP may remove and replace any individual from the definition of CVOP Key Personnel from time to time with the consent of MM Holdings, such consent not to be unreasonably withheld.

“Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes; provided, that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Carrying

Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for federal income tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the Members.

“Effective Date” has the meaning set forth in the preface above.

“Emergency Situation” means any situation where the Manager, in its reasonable business judgment, after consultation with the other Members, if practicable, concludes that an action or the expenditure of funds (whether to make an emergency repair or replacement or otherwise) is immediately necessary (i) to avoid imminent material damage to all or any material portion of the Property or (ii) to protect the safety of any person from imminent harm or (iii) to avoid the imminent unforeseen and unforeseeable suspension of any necessary material service in or to the Property, the failure of which service would have a material adverse effect on the Property.

“Good Reason” means (i) a decrease in the rental occupancy of the Property below eighty five percent (85%) of full occupancy that continues for twelve (12) consecutive calendar months; (ii) if the net operating income of the Property for the twelve (12) consecutive calendar months preceding the measuring date is less than eighty five percent (85%) of the net operating income of the Property for the period of twelve (12) consecutive calendar months preceding the date that is one (1) year prior to the measuring date; (iii) if the gross revenues of the Property for the twelve (12) consecutive calendar months preceding the measuring date is less than eighty five percent (85%) of the gross revenues of the Property for the period of twelve (12) consecutive calendar months preceding the date that is one (1) year prior to the measuring date; (iv) any material breach by the Manager of its duties under Section 8(c), the second sentence of 8(d), or Sections 8(e), 8(f), 8(g), 8(h), 8(i), 15 (other than 15(e)), or 16 of this Agreement which is not cured within the Cure Period, (v) the termination for cause of any CVOP Affiliate Agreement, or (vi) any time that at least two (2) of the four (4) CVOP Key Personnel fail to cease to be affiliated with the Manager or an Affiliate of the Manager.

“Gross Revenues” shall have the meaning set forth in the Property Management Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Manager” means CVOP as the initial Manager of the Company and includes any Person admitted as a substitute Manager of the Company pursuant to the provisions of this LLC Agreement, each in its capacity as a Manager of the Company.

“Major Line Item” with respect to the Budget means the following categories: (i) payroll, (ii) taxes, (iii) insurance, (iv) general and administrative, (v) property management fees, (vi) repairs and maintenance, (vii) capital expenditures/tenant improvements, and (viii) utility costs.

“Majority in Interest of the Members” means Members collectively casting a vote with respect to seventy five percent (75%) or more of the Ownership Interests in the Company held by all Members (except as otherwise expressly provided in this Agreement).

“Material Action” means to consolidate or merge the Company with or into any Person, or to acquire all or substantially all of the assets of another Person, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Members” means those Members set forth on Schedule B, as the members of the Company, and includes any Person admitted as a substitute member of the Company pursuant to the provisions of this LLC Agreement, each in its capacity as a member of the Company.

“Minimum Gain” means as of any date, means the amount determined under the IRC Section 704(b) Regulations by computing with respect to each nonrecourse liability of the Company, the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed of the Company property subject to that liability for no consideration other than full satisfaction of the liability and by then aggregating the separately computed minimum gains.

“Modified Negative Capital Account” means the balance of a Capital Account in excess of the portion of the deficit the Member is deemed obligated to restore pursuant to the IRC Section 704(b) Regulations; provided, however, such “deemed” obligation shall not be interpreted to mean that there is any actual deficit capital account restoration obligation under the provisions of this LLC Agreement.

“Opening Capital Account” has the meaning set forth in Section 12(a) of this LLC Agreement.

“Ownership Interest” means the percentage membership interest of the Members as set forth on Schedule B of this LLC Agreement.

“Member Nonrecourse Debt” means a nonrecourse debt of the Company which meets the definition of partner nonrecourse debt under Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Deduction” means items of loss, deduction and expenditure attributable to Member Nonrecourse Debt under Regulation Section 1.704-2(i)(2).

“Members” means any Person who is admitted as a partner of the Company, whether a Manager, a Member, or both.

“Permitted Israeli Transferee” means an Israeli insurance company and/or pension or provident fund and/or financial institution that has a combined capital and surplus and/or assets under management of not less than US$1,000,000,000.

“Person” means any individual, corporation, Company, joint venture, limited liability company, Company, limited Company, limited liability Company, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Profits” and “Losses” means, for purposes of computing the amount of Profits or Losses to be reflected in the Members’ Capital Accounts, for each fiscal year or other period for which allocations to Members are made, the Company’s taxable income or loss determined in accordance with Section 703(a) of the IRC, with the following adjustments (to the extent not otherwise taken into account in computing Profits or Losses):

(i)	any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

(ii)	any expenditure of the Company described in Section 705(a)(2)(B) of the IRC or treated as IRC Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

(iii)	in the event the Carrying Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses, and shall be allocated in accordance with the provisions of Section 13;

(iv)	Book gain or book loss from a the sale or other disposition of any Company asset shall be taken into account in lieu of any tax gain or tax loss recognized by the Company by reason of such sale or other disposition;

(v)	in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed as provided herein;

(vi)	to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to IRC Section 734(b) or IRC Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Company asset) or loss (if the adjustment decreases the basis of the Company asset) from the disposition of the Company asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)	notwithstanding any other provision of this LLC Agreement, any items specially allocated pursuant to Section 13 shall not be taken into account in computing Profits and Losses.

If the Company’s taxable income or loss for such fiscal year or other period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Profits for such fiscal year or other period; and if a negative amount, such amount shall be the Company’s Losses for such Fiscal Year or other period.

“Property” means that certain property, together with improvements, located at 180 Peachtree Street, Atlanta, Georgia.

“Property Management Agreement” means that certain Property Management Agreement, in the form attached hereto as Exhibit B, between Property Owner and Property Manager, pursuant to which Property Manager will provide day-to-day property management and leasing services to Property Owner with respect to the Property.

“Property Manager” means Carter Validus Real Estate Management Services, LLC, or any substitute property manager approved by all the Members.

“Property Owner” means DC-180 Peachtree, LLC, a Delaware limited liability company.

“Pro Rata” means an allocation based upon Ownership Interests.

“Regulations” means the federal income tax regulations issued under the IRC, as amended from time to time.

“Target Capital Account” means, with respect to any Member for any taxable period, an amount (which may be either a positive or negative balance) equal to the hypothetical distribution such Member would receive if all of the property of the Company were sold for cash equal to the Carrying Value of such property, all liabilities of the Company were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the assets securing such liability), and the net proceeds of such hypothetical transactions and all cash otherwise available (after satisfaction of such liabilities) were distributed in full pursuant to Section 14 of this LLC Agreement.

“Transfer” has the meaning set forth in Section 18(a) of this LLC Agreement.

B.	Rules of Construction

Definitions in this LLC Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this LLC Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this LLC Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this LLC Agreement.

SCHEDULE B

Members

Name	Agreed Value of Capital Contribution	Company Interest

Carter/Validus Operating Partnership, LP 4211 W. Boy Scout Boulevard Suite 500 Tampa, FL 33607	$8,913,305	20.5308%
MM Peachtree Holdings, LP 4211 W. Boy Scout Boulevard Suite 500 Tampa, FL 33607	$34,501,070	79.4692%

	$43,414,375	100.0%

B-1

Exhibit A

[REDACTED]

EXHIBIT B

PROPERTY MANAGEMENT AND LEASING AGREEMENT

This PROPERTY MANAGEMENT AND LEASING AGREEMENT (this “Management Agreement”) is made and entered into as of the      day of                     , 2012, by and among, CARTER VALIDUS REAL ESTATE MANAGEMENT SERVICES, LLC, a Delaware limited liability company (the “Manager”), and DC-180 Peachtree, LLC a Delaware limited liability company (the “Owner”).

WHEREAS, Owner intends to retain Manager to manage and coordinate the leasing of the Property acquired by Owner under the terms and conditions set forth in this Management Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:

ARTICLE I

DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Management Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:

1.1 “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

1.2 “Gross Revenues” means all amounts actually collected as rents or other charges for the use and occupancy of the Properties, but shall exclude interest and other investment income of Owner and proceeds received by Owner for a sale, exchange, condemnation, eminent domain taking, casualty or other disposition of assets of Owner.

1.3 “Improvements” means buildings, structures, equipment from time to time located on the Property and all parking and common areas located on the Property.

1.4 “Intellectual Property Rights” means all rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for such rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.

1.5 “Lease” means, unless the context otherwise requires, any lease or sublease made by Owner as landlord or by its predecessor.

1.6 “Management Fees” has the meaning set forth in Section 5.1 hereof.

1.7 “Owner” means DC-180 Peachtree, LLC, a Delaware limited liability company.

1.8 “Person” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

1.9 “Property” means real estate property owned by Owner specified to be 180 Peachtree located at 180 Peachtree Street, Atlanta, Georgia acquired by Owner containing income-producing improvements.

1.10 “Proprietary Property” means all modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used in performing the duties set forth in Article 2 that relate to management advice, services and techniques regarding the Property, and all modifications, enhancements and derivative works of the foregoing.

ARTICLE II

APPOINTMENT OF MANAGER; SERVICES TO BE PERFORMED

2.1 Appointment of Manager. Owner hereby engages and retains Manager as the manager and as tenant coordinating agent of the Property, and Manager hereby accepts such appointment on the terms and conditions hereinafter set forth; it being understood that this Management Agreement shall cause Manager to be, at law, Owner’s agent upon the terms contained herein.

2.2 General Duties. Manager shall devote its best efforts to performing its duties hereunder to manage, operate, maintain and lease the Property in a diligent, careful and vigilant manner. The services of Manager are to be of scope and quality not less than those generally performed by professional property managers of other similar properties in the area. Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of Manager’s organization and staff with respect to the policies to be pursued by Owner relating to the operation and leasing of the Property.

2.3 Specific Duties. Manager’s duties include the following:

(a) Lease Obligations. Manager shall perform all duties of the landlord under all Leases insofar as such duties relate to operation, maintenance, and day-to-day management. Manager shall also provide or cause to be provided, at Owner’s expense, all services normally provided to tenants of like premises, including where applicable and without limitation, gas, electricity or other utilities required to be furnished to tenants under Leases, normal repairs and maintenance, and cleaning, and janitorial service. Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant that are either expressly required under the terms of the lease of such space or that are customarily provided to tenants.

(b) Maintenance. Manager shall cause the Property to be maintained in the same manner as similar properties in the area. Manager’s duties and supervision in this respect shall include, without limitation, cleaning of the interior and the exterior of the Improvements and the public common areas on the Property and the making and supervision of repair, alterations, and decoration of the Improvements, subject to and in strict compliance with this Management Agreement and the Leases. Construction activities undertaken by Manager, if any, will be limited to activities expressly authorized by Owner and related to the management, operation, maintenance, and leasing of the Property (e.g., repairs, renovations, and leasehold improvements).

(c) Leasing Functions. Manager shall coordinate the leasing of the Property and shall negotiate and use its best efforts to secure executed Leases from qualified tenants, and if requested and approved by Owner, to execute same on behalf of Owner, for available space in the Property, such Leases to be in form and on terms approved by Owner, and to bring about complete leasing of the Property. Manager shall be responsible for the hiring of all leasing agents, as necessary for the leasing of the Property, and to otherwise oversee and manage the leasing process on behalf of Owner.

(d) Notice of Violations. Manager shall forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate.

(e) Personnel. Any personnel hired by Manager to maintain, operate and lease the Property shall be the employees or independent contractors of Manager and not of Owner. Manager shall use due care in the selection and supervision of such employees or independent contractors. Manager shall be responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each employee.

(f) Utilities and Supplies. Manager shall, following the approval by Owner, enter into or renew contracts on behalf of Owner for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily furnished or rendered in connection with the operation of similar rental property in the area.

(g) Expenses. Manager shall analyze all bills received for services, work and supplies in connection with maintaining and operating the Property, pay all such bills when due, and, if requested by Owner, pay, when due, utility and water charges, sewer rent and assessments, and any other amount payable in respect to the Property. All bills shall be paid by Manager within the time required to obtain discounts, if any. Owner may from time to time request that Manager forward certain bills to Owner promptly after receipt, and Manager shall comply with any such request. Manager shall pay all bills, assessments, real property taxes, insurance premiums and any other amount payable in respect to the Property out of the Account (as hereinafter defined). All expenses shall be billed at net cost (i.e., less all rebates, commissions, discounts and allowances, however designed).

(h) Monies Collected. Subject to the requirements of any lender who holds a security interest in the Property, Manager shall timely collect all rent and other monies, in the form of a check or money order, from tenants and any sums otherwise due Owner with respect to the Property in the ordinary course of business. Owner authorizes Manager to request, demand, collect and provide receipts for all such rent and other monies and to institute legal proceedings in the name of Owner for the collection thereof and for the dispossession of any tenant in default under its Lease.

(i) Banking Accommodations. Manager shall establish and maintain a separate checking account in the Owner’s name and controlled by Manager subject to the provisions of this Management Agreement (the “Account”) for funds relating to the Property. All monies deposited from time to time in the Account shall be and remain the property of Owner and shall be withdrawn and disbursed by Manager for the account of Owner only as expressly permitted by this Management Agreement for the purposes of performing the obligations of Manager hereunder. No monies collected by Manager on Owner’s behalf shall be commingled with funds of Manager. The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

(i) Subject to the requirements of any lender who holds a security interest in the Property sums received from rents and other income from the Property shall be promptly deposited by Manager in the Account. Manager shall have the right to designate two or more persons who shall be authorized to draw against the Account, but only for purposes authorized by this Management Agreement.

(ii) All sums due to Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Property and shall be paid and/or withdrawn by Manager from the Account prior to the making of any other disbursements therefrom.

(iii) By the 10th day after the end of each month, Manager shall forward to Owner all monies contained in the Account other than a reasonable minimum balance (to be determined jointly by Manager and Owner from time to time) and any other amounts otherwise provided in the budget, which shall remain in the Account.

(j) Ownership Agreements. Manager has received copies of (and will be provided with copies of future) certificates of formation, limited liability company agreements, each as may be amended from time to time, of Owner and 180 Peachtree Holdings, LLC (“Owner Parent”), as applicable (the “Ownership Agreements”) and the loan documents which evidence or otherwise secure financing secured by the Property (the “Loan Documents”) and is familiar with the terms thereof. Manager shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of Ownership Agreements and the Loan Documents. To the extent that any actions of Manager would require the join consent of the members of Owner and/or Owner Parent under the Operating Agreements, then Manager shall expressly not be authorized to take such actions without the receipt of such required approval by the members of Owner and/or Owner Parent, as applicable.

(k) Signs. Manager shall place and remove, or cause to be placed and removed, such signs upon the Property as Manager deems appropriate, subject, however, to the terms and conditions of the Leases and to any applicable ordinances and regulations.

2.4 Approval of Leases, Contracts, Etc. In fulfilling its duties to Owner, but subject to the approved budgets and business plans, Manager may and hereby is authorized to enter into any leases, contracts or agreements on behalf of Owner in the ordinary course of the management, operation, maintenance and leasing of the Property; provided that any and all leases, contracts or agreements that require the joint consent of the members of Owner and/or Owner Parent under the Operating Agreements, may not be executed by Manager without the receipt of such required approval by the members of Owner and/or Owner Parent, as applicable.

2.5 Accounting, Records and Reports.

(a) Records. Manager shall maintain, in accordance with industry standards, all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Property. Such records shall be maintained on a double entry basis. Owner and Persons designated by Owner shall at all reasonable times have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Property and this Management Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to the Property, at a place recommended by Manager and approved by Owner.

(b) Monthly Reports. On or before the 10th day after the end of each month during the term of this Management Agreement, Manager shall prepare and submit to Owner all reports and statements reasonably requested, including without limitation the following:

(i) rental collection record;

(ii) monthly operating statement and balance sheet;

(iii) copy of cash disbursements ledger entries for such period, if requested;

(iv) copy of cash receipts ledger entries for such period, if requested;

(v) the original copies of all contracts entered into by Manager on behalf of Owner during such period, if requested; and

(vi) copy of ledger entries for such period relating to security deposits maintained by Manager, if requested.

(c) Reports Required Under Operating Agreements. Manager shall be responsible to assist the “manager” of Owner and Owner Parent in the delivery and provisions of all reports and other information in accordance with the provisions of the Operating Agreements.

(d) Budgets and Leasing Plans. Not later than November 15 of each calendar year, Manager shall prepare and submit to Owner for its approval an operating budget and a marketing and leasing plan on the Property for the calendar year immediately following such submission. The budget and marketing and leasing plan shall be in the form of the budget and plan approved by Owner prior to the date thereof. As often as reasonably necessary during the period covered by any such budget, Manager may submit to Owner for its approval an updated budget or plan incorporating such changes as shall be necessary to reflect cost over-runs and the like during such period. If Owner does not disapprove any such budget within 30 days after receipt thereof by Owner, such budget shall be deemed approved. If Owner shall disapprove any such budget or plan, it shall so notify Manager within said 30-day period and explain the reasons therefor. If Owner disapproves of any budget or plan, Manager shall submit a revised budget or plan, as applicable, within 10 (ten) days of receipt of the notice of disapproval, and Owner shall have 10 (ten) days to provide notice to Manager if it disapproves of any such revised budget or plan. Manager will not incur any costs other than those estimated in any budget except for:

(i) tenant improvements and real estate commissions required under a Lease;

(ii) maintenance or repair costs under $10,000 per Property;

(iii) costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of the Property, or for the safety of occupants or other persons (or to avoid the suspension of any necessary service of the Property);

(iv) expenditures for real estate taxes and assessment; and

(v) maintenance supplies calling for an aggregate purchase price less than $25,000 per annum for the Property.

Budgets prepared by Manager shall be for planning and informational purposes only, and Manager shall have no liability to Owner for any failure to meet any such budget. However, Manager will use its best efforts to operate within the approved budget, and Manager shall not be authorized to exceed such budgets without the consent of Owner (which consent shall be subject to the terms of the Operating Agreements).

(e) Legal Requirements. Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel. Manager shall be responsible for notifying Owner in the event it receives notice that any Improvement on a Property or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. Manager shall promptly forward to Owner any complaints, warnings, notices or summonses received by it relating to such matters. Owner represents that to the best of its knowledge the Property and any equipment thereon will upon acquisition by Owner comply with all such requirements. Owner authorizes Manager to disclose the ownership of the Property by Owner to any such officials. Owner agrees to indemnify, protect, defend, save and hold Manager and its stockholders, officers, directors, employees, managers, successors and assigns (collectively, the “Indemnified Parties”) harmless of and from any and all Losses (as defined in Section 3.5(a) hereof) that may be imposed on them or any or all of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.

(f) Public Company Status. Manager recognizes that equity owners of Owner are publicly held companies and are subject to various Securities Exchange Commission’s (SEC) rules and regulation, including Sarbanes Oxley compliance. As such, Manager agrees to maintain adequate documentation of its controls over financial reporting and maintain supporting documentation to demonstrate that the controls over financial reporting are operating as intended. Manager agrees to allow Owner or its equity owners or its designated service provider access to the financial controls documentation and provide reasonable assistance in completing procedures to comply with various SEC regulations. In addition, Manager agrees to make reasonable changes to its controls over financial reporting that are necessary to comply with various SEC regulations.

ARTICLE III

AUTHORITY GRANTED TO MANAGER AND CERTAIN OWNER OBLIGATIONS

3.1 Authority As To Tenants, Etc. Subject in all events to the terms of the approved budgets, and subject to the provisions of the Operating Agreements requiring the joint consent of the members of Owner and Owner Parent, as applicable, Owner agrees and does hereby give Manager the following authority and powers (all of which shall be exercised either in the name of Manager, as Manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters):

(a) to advertise each Property or any part thereof and to display signs thereon, as permitted by law;

(b) to lease the Property to tenants;

(c) to pay all expenses of leasing such Property, including but not limited to, newspaper and other advertising, signage, banners, brochures, referral commissions, leasing commissions, finder’s fees and salaries, bonuses and other compensation of leasing personnel responsible for the leasing of the Property;

(d) to cause references of prospective tenants to be investigated, it being understood and agreed by the parties hereto that Manager does not guarantee the creditworthiness or collectibility of accounts receivable from tenants, users or lessees; and to negotiate new Leases and renewals and cancellations of existing Leases that shall be subject to Manager obtaining Owner’s approval;

(e) to collect from tenants all or any of the following: a late rent administrative charge, a non-negotiable check charge, credit report fee, a subleasing administrative charge and/or broker’s commission; and Manager need not account for such charges and/or commission to Owner;

(f) to terminate tenancies and to sign and serve in the name of Owner such notices as are deemed necessary by Manager:

(i) to institute and prosecute actions to evict tenants and to recover possession of the Property or portions thereof; and

(ii) with Owner’s authorization, to sue for and in the name of Owner and recover rent and other sums due; and to settle, compromise, and release such actions or suits, or reinstate such tenancies. All expenses of litigation including, but not limited to, attorneys’ fees, filing fees, and court costs that Manager shall incur in connection with the collecting of rent and other sums, or to recover possession of the Property or any portion thereof, shall be deemed to be an operational expense of the Property. Manager and Owner shall concur on the selection of the attorneys to handle such litigation.

3.2 Operational Authority. Subject in all events to the terms of the approved budgets, and subject to the provisions of the Operating Agreements requiring the joint consent of the members of Owner and Owner Parent, as applicable, Owner agrees and does hereby give Manager the following exclusive authority and powers (all of which shall be exercised either in the name of Manager, as Manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters):

(a) to hire, supervise, discharge, and pay all labor required for the operation and maintenance of the Property including but not limited to on-site personnel, managers, assistant managers, leasing consultants, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of the Property, including personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Property. All expenses of such employment shall be deemed operational expenses of the Property.

(b) to make or cause to be made all ordinary repairs and replacements necessary to preserve each Property in its present condition and for the operating efficiency thereof and all alterations required to comply with lease requirements, and to decorate the Property;

(c) to negotiate and enter into, as Manager of the Property, (i) contracts for all items on budgets that have been approved by Owner, (ii) any emergency services or repairs for items not exceeding $10,000, (iii) appropriate service agreements and labor agreements for normal operation of the Property, which have terms not to exceed three years, and (iv) agreements for all budgeted maintenance, minor alterations, and utility services, including, but not limited to, electricity, gas, fuel, water, telephone, window washing, scavenger service, landscaping, snow removal, pest exterminating, decorating and legal services in connection with the Leases and service agreements relating to the Property, and other services or such of them as Manager may consider appropriate; and

(d) to purchase supplies and pay all bills.

Manager shall use its best efforts to obtain the foregoing services and utilities for the Property under terms that are as cost-effective and otherwise favorable to Manager as possible for the quality of services and utilities required. Owner hereby appoints Manager as Owner’s authorized Manager for the purpose of executing, as Manager for said Owner, all such contracts. In addition, Owner agrees to specifically assume in writing all obligations under all such contracts so entered into by Manager, on behalf of Owner of the Property, upon the termination of this Management Agreement, and Owner shall indemnify, protect, save, defend and hold Manager and the other Indemnified Parties harmless from and against any and all Losses resulting from, arising out of or in any way related to such contracts and that relate to or concern matters occurring after termination of this Management Agreement, but excluding matters arising out of Manager’s willful misconduct, gross negligence and/or unlawful acts. Manager shall secure the written approval of appropriate contracts by Owner for any non-budgeted and non-emergency/contingency capital items, alterations or other expenditures in excess of $10,000 for any one item, securing for each item at least three written bids, if practicable, or providing evidence satisfactory to Owner, including such reasonable actions taken by the Manager, that the contract amount is lower than industry standard pricing, from responsible contractors. Manager shall have the right from time to time during the term hereof, to contract with and make purchases from Affiliates of Manager, provided that contract rates and prices are competitive with other available sources. Manager may, at any time and from time to time, request and receive prior written authorization from Owner for any one or more purchases or other expenditures, notwithstanding that Manager may otherwise be authorized hereunder to make such purchases or expenditures.

3.3 Rent and Other Collections. Owner agrees and does hereby give Manager the exclusive authority and powers (all of which shall be exercised either in the name of Manager, as Manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters) to collect rents and/or assessments and other items, including but not limited to tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income, due or to become due and give receipts therefor and to deposit all such Gross Revenue collected hereunder in the Account or such other account as required by the terms of any applicable Loan Documents. Manager may endorse any and all checks received in connection with the operation of the Property and drawn to the order of Owner, and Owner shall, upon request, furnish Manager’s depository with an appropriate authorization for Manager to make such endorsement. Manager shall also have the exclusive authority to collect and handle tenants’ security deposits, including the right to apply such security deposits to unpaid rent, and to comply, on behalf of Owner with applicable state or local laws concerning security deposits and interest thereon, if any. Manager shall not be required to advance any monies for the care or management of any Property. Owner agrees to advance all monies necessary therefor. If Manager shall elect to advance any money in connection with the Property, as permitted by applicable law, Owner agrees to reimburse Manager forthwith and hereby authorizes Manager to deduct such advances from any monies due Owner. In connection with any insured losses or damages relating to the Property, Manager shall have the exclusive authority to handle all steps necessary regarding any such claim; provided that Manager will not make any adjustments or settlements in excess of $10,000 without Owner’s prior written consent.

3.4 Payment of Expenses. Owner agrees and does hereby give Manager the exclusive authority and power (all of which shall be exercised either in the name of Manager, as Manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters) to pay all expenses of the Property from the Gross Revenue collected in accordance with Section 3.3 above, from the Account. It is understood that the Gross Revenue will be used first to pay any mortgage indebtedness and any required reserves and escrow, real estate taxes and insurance, then to pay the compensation to Manager as contained in Article 5 below, and then to pay operational expenses, but only as directed by Owner in writing and only if sufficient Gross Revenue is available for such payments. Nothing in this Management Agreement shall be interpreted in such a manner as to obligate Manager to pay from Gross Revenue, any expenses incurred by Owner prior to the commencement of this Management Agreement, except to the extent Owner advances additional funds to pay such expenses. Owner will be responsible for funding any such operational expenses that exceed Gross Revenue.

3.5 Certain Owner Indemnification Obligations.

(a) On Termination. Subject to the requirements of Section 6.5 hereof, in the event this Management Agreement is terminated for any reason prior to the expiration of its original term or any renewal term, Owner shall indemnify, protect, defend, save and hold Manager and all of the other Indemnified Parties harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”), that may be imposed on or incurred by Manager by reason of the willful misconduct, gross negligence and/or unlawful acts of Owner.

(b) Property Damage, Etc. Subject to the requirements of Section 6.5 hereof, Owner agrees to indemnify, defend, protect, save and hold Manager and all of the other Indemnified Parties harmless from any and all Losses in connection with or in any way related to the Property and from liability for damage to the Property and injuries to or death of any person whomsoever, and damage to property; provided, however, that such indemnification shall not extend to any such Losses arising out of the misconduct, negligence or unlawful acts of Manager or any of the other Indemnified Parties. Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for any thing that it may do or refrain from doing, except in cases of misconduct, negligence or unlawful acts.

3.6 Environmental Matters. Owner hereby warrants and represents to Manager that to the best of Owner’s knowledge, the Property, upon acquisition by Owner, will not be used to treat, deposit, store, dispose of or place any hazardous substance that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607), or any successor statute thereof, or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover. Furthermore, Owner agrees to indemnify, protect, defend, save and hold Manager and all of the other Indemnified Parties from any and all Losses involving, concerning or in any way related to any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than Manager of hazardous substances on the Property.

3.7 Legal Status of Property. Owner represents that to the best of its knowledge the Property and any equipment thereon, when acquired by Owner, will comply with all legal requirements and authorizes Manager to disclose the identity of the Owner of the Property to any such officials and agrees to indemnify, protect, defend, save and hold Manager and the other Indemnified Parties harmless of and from any and all Losses that may be imposed on them or any of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice. In the event it is alleged or charged that any Improvement or any equipment on the Property or any act or failure to act by Owner with respect to the Property or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law, or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and Manager, in its sole and absolute discretion, considers that the action or position of Owner, with respect thereto may result in damage or liability to Manager, Manager shall have the right to cancel this Management Agreement at any time by written notice to Owner of its election so to do, which cancellation shall be effective upon the service of such notice. Such cancellation shall not release the indemnities of Owner set forth in this Management Agreement and shall not terminate any liability or obligation of Owner to Manager for any payment, reimbursement, or other sum of money then due and payable to Manager hereunder.

3.8 Extraordinary Payments. Owner agrees to give adequate advance written notice to Manager if Owner desires that Manager make any extraordinary payment, out of Gross Revenue, to the extent funds are available after the payment of Manager’s compensation as provided for herein and all operational expenses, of mortgage indebtedness, general taxes, special assessments, or fire, boiler or any other insurance premiums.

ARTICLE IV

EXPENSES

4.1 Owner’s Expenses. Except as otherwise specifically provided, all costs and expenses incurred hereunder by Manager in fulfilling its duties to Owner shall be for the account of and on behalf of Owner. Such costs and expenses shall include the wages and salaries and other employee-related expenses, unless otherwise waived, in whole or in part, by the Manager in its sole discretion, of all on-site and off-site employees of Manager who are engaged in the operation, management, maintenance and leasing or access control of the Property, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of the Property. All costs and expenses for which Owner is responsible under this Management Agreement shall be paid by Manager out of the Account. In the event the Account does not contain sufficient funds to pay all said expenses, Owner shall fund all sums necessary to meet such additional costs and expenses.

4.2 Manager’s Expenses. Manager shall, out of its own funds, pay (i) all of its general overhead and administrative expenses, including without limitation, accounting personnel used to produce the reports required herein, and (ii) all expenses required in the assembly and delivery of required reports and deliveries under the terms hereof.

ARTICLE V

MANAGER’S COMPENSATION

5.1 Management Fees.

(a) Owner shall pay Manager property management and leasing fees in an amount equal to three percent (3.0%) of Gross Revenues of multi-tenant property, plus reimbursement of Manager’s cost of maintaining the property, less all payments to third-party property management subcontractors (the “Management Fees”) on a monthly basis from the rental income received from the Properties over the term of this Management Agreement.

(b) In the event Manager assists with planning and coordinating the construction of any tenant improvements or capital improvements, Manager shall be entitled to receive from the Owner for any such tenant improvement an amount equal to not greater than five percent (5.0%) of the cost of such improvements.

5.2 Leasing Fees. In addition to the compensation paid to Manager under Section 5.1 above, Manager shall be entitled to receive a separate fee for the Leases of new tenants and renewals or expansions of existing Leases with existing tenants in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties, as determined by a survey of brokers and agents in such area and as approved by Owner and Owner Parent from time to time (“Leasing Fees”).

5.3 Audit Adjustment. If any audit of the records, books or accounts relating to the Property discloses an overpayment or underpayment of Management Fees, Owner or Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be. If such audit discloses an overpayment of Management Fees for any fiscal year of more than the correct Management Fees for such fiscal year, Manager shall bear the cost of such audit.

5.4 Additional Services. Any services beyond those specified herein, such as construction management, development management, sales, brokerage, loan origination and servicing, property tax reduction and risk management services, shall be performed by Manager and compensated by Owner only if the parties agree on the scope of such work and provided that the compensation to be paid therefore will not exceed that which would be paid to unrelated parties providing such services and provided further that all such compensation must be approved by the members of Owner and Owner Parent in accordance with the terms of the Operating Agreements.

ARTICLE VI

INSURANCE AND INDEMNIFICATION

6.1 Insurance to be Carried.

(a) Manager shall obtain and keep in full force and effect insurance on the Property against such hazards as Owner and Manager shall deem appropriate, but in any event insurance sufficient to comply with the Leases, the Ownership Agreements and applicable Loan Documents shall be maintained. All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager.

(b) Manager shall obtain and keep in full force and effect, at its cost and in accordance with the laws of the state in which each Property is located, employer’s liability insurance applicable to and covering all employees of Manager at the Property and all persons engaged in the performance of any work required hereunder, and Manager shall furnish Owner certificates of insurers naming Owner as a co-insured and evidencing that such insurance is in effect. If any work under this Management Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with such a certificate.

6.2 Insurance Expenses. Premiums and other expenses of the insurance described in Section 6.1(a) above, as well as any applicable payments in respect of deductibles for such insurance shall be borne by Owner.

6.3 Cooperation with Insurers. Manager shall cooperate with and provide reasonable access to the Property to representatives of insurance companies and insurance brokers or agents with respect to insurance that is in effect or for which application has been made. Manager shall use its best efforts to comply with all requirements of insurers.

6.4 Accidents and Claims. Manager shall promptly investigate and shall report in detail to Owner all accidents, claims for damage relating to ownership, operation or maintenance of the Property, and any damage or destruction to the Property and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Owner promptly, and any report not so given within thirty (30) days after the occurrence of any such accident, claim, damage or destruction shall be noted in the monthly operating statement delivered to Owner pursuant to Section 2.5(b). Subject to any requirements set forth in applicable Loan Documents and the Operating Agreements, Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds.

6.5 Indemnification. Manager shall hold Owner harmless from and indemnify and defend Owner against any and all claims or liability for any injury or damage to any person or property whatsoever for which Manager is responsible occurring in, on, or about the Property, including, without limitation, the Improvements when such injury or damage shall be caused by the negligence of Manager, its agents, servants, or employees, except to the extent that Owner recovers insurance proceeds with respect to such matter. Owner will indemnify and hold Manager harmless against all liability for injury to persons and damage to property caused by Owner’s negligence and which did not result from the negligence of misconduct of Manager, except to the extent Manager recovers insurance proceeds with respect to such matter. Notwithstanding the foregoing, if the person seeking indemnification under this Section 6.5 is an Affiliate, such person’s right to indemnification is subject to any limitations set forth in the Company’s Articles of Incorporation or any amendments thereto.

ARTICLE VII

TERM AND TERMINATION

7.1 Term. This Management Agreement shall commence on the date first above written and shall continue until the first (1st) anniversary of such date. Thereafter, this Management Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. Each such renewal shall be for a term of no more than one year. It is the duty of Owner, and the manager of Owner and Owner Parent to evaluate the performance of the Manager annually before renewing this Management Agreement. Owner may terminate this Management Agreement, for any or no reason and with or without cause, upon thirty (30) days prior written notice in accordance with its Limited Liability Company Agreement. In addition, either party may terminate this Management Agreement immediately upon the occurrence of any of the following:

(a) A decree or order is rendered by a court having jurisdiction (i) adjudging Manager as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidation of its affairs, or

(b) Manager (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against it, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (v) makes an assignment for the benefit of creditors, (vi) is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of the other party, or (iv) takes corporate or other action in furtherance of any of the aforesaid purposes.

Upon any termination pursuant to this Section 7.1, the provisions and obligations of this Management Agreement shall be deemed terminated, except that the obligation of the parties for fees due between one another, which shall only be for the period ending on the date of termination of this Agreement, and the obligations of indemnity set forth herein shall survive such termination. Manager shall cooperate with Owner in transfers of management and accounting functions hereunder.

7.2 Manager’s Obligations Upon Termination. Upon the termination of this Management Agreement, Manager shall have the following duties:

(a) Manager shall deliver to Owner or its designee, all books and records with respect to the Property.

(b) Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Property, except personal property paid for and owned by Manager. Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Property.

(c) Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of all Management Fees claimed to be due to Manager and shall cause funds of Owner held by Manager relating to the Property to be paid to Owner or its designee.

7.3 Owner’s Obligations Upon Termination. Owner shall pay or reimburse Manager for any sums of money due it under this Management Agreement for services and expenses prior to termination of this Management Agreement. All provisions of this Management Agreement that require Owner to have insured, or to protect, defend, save, hold and indemnify or to reimburse Manager shall survive any expiration or termination of this Management Agreement and, if Manager is or becomes involved in any claim, proceeding or litigation by reason of having been Manager of Owner, such provisions shall apply as if this Management Agreement were still in effect.

The parties understand and agree that Manager may withhold funds for sixty (60) days after the end of the month in which this Management Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of Manager to pay bills previously incurred, Owner will, upon demand, advance sufficient funds to Manager to ensure fulfillment of Manager’s obligation to do so, within ten (10) days of receipt of notice and an itemization of such unpaid bills.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 8.1.

Owner:	DC-180 Peachtree, LLC
c/o Carter Validus Mission Critical REIT, Inc.
4211 West Boy Scout Blvd., Suite 500
Tampa, Florida 33607

Manager:	CARTER VALIDUS REAL ESTATE MANAGEMENT SERVICES, LLC
c/o Carter & Associates, L.L.C.
4211 West Boy Scout Blvd., Suite 500
Tampa, Florida 33607
Attention: Lisa Drummond and Todd Sakow

8.2 Governing Law; Venue. This Management Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in Hillsborough County, Florida.

8.3 Assignment. Manager may delegate partially or in full its duties and rights under this Management Agreement but only with the prior written consent of Owner. Owner acknowledges and agrees that any or all of the duties of Manager as contained herein may be delegated by Manager and performed by a person or entity (“Submanager”) with whom Manager contracts for the purpose of performing such duties. Owner specifically grants Manager the authority to enter into such a contract with a Submanager; provided that, unless Owner otherwise agrees in writing with such Submanager, Owner shall have no liability or responsibility to any such Submanager for the payment of the Submanager’s fee or for reimbursement to the Submanager of its expenses or to indemnify the Submanager in any manner for any matter; and provided further that Manager shall require such Submanager to agree, in the written agreement setting forth the duties and obligations of such Submanager, to indemnify Owner for all Losses incurred by Owner as a result of the willful misconduct or gross negligence of the Submanager, except that such indemnity shall not be required to the extent that Owner recovers issuance proceeds with respect to such matter. Any contract entered into between Manager and a Submanager pursuant to this Section 8.3 shall be consistent with the provisions of this Management Agreement, except to the extent Owner otherwise specifically agrees in writing. This Management Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Owner may assign its rights under this Management Agreement to a lender or lenders pursuant to the terms of any loan or loans obtained related to the Property. In connection therewith, Owner is hereby authorized to execute and deliver any and all documents required by a lender in order to carry out the intent of the immediately foregoing sentence.

8.4 Third Party Leasing Services. Manager acknowledges that from time to time Owner may determine that it is in the best interests of Owner to retain a third party to provide certain leasing services with respect to the Property and to compensate such third party for such leasing services. Owner shall have the authority to enter into such a contract for leasing services with a third party (a “Third Party Leasing Agreement”); provided that Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by such party, and Owner agrees to indemnify Manager for all Losses incurred by Manager as a result of acts of such third party pursuant to the Third Party Leasing Agreement. To the extent that leasing services are specifically required to be performed by a third party pursuant to such Third Party Leasing Agreement, Manager shall have no obligation to perform such leasing services and Owner shall have no obligation to Manager for leasing fees pursuant to Section 5.2 hereof. To the extent that both Manager and such Third Party Leasing Agreement provides leasing services with respect to the Property, the Leasing fees payable to Manager pursuant to Section 5.2 hereof shall be reduced by the amounts payable with respect to such Property to such Third Party Leasing Agreement.

8.5 No Waiver. The failure of Owner to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Management Agreement shall not constitute a waiver thereof for the future.

8.6 Amendments. This Management Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

8.7 Headings. The headings of the various subdivisions of this Management Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.

8.8 Counterparts. This Management Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Management Agreement to produce or account for more than one such counterpart.

8.9 Entire Agreement. This Management Agreement contains the entire understanding and all agreements between Owner and Manager respecting the management of the Property. There are no representations, agreements, arrangements or understandings, oral or written, between Owner and Manager relating to the management of the Property that are not fully expressed herein.

8.10 Disputes. If there shall be a dispute between Owner and Manager relating to this Management Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees.

8.11 Activities of Manager. Other than to the extent otherwise provided under the Operating Agreements, the obligations of Manager pursuant to the terms and provisions of this Management Agreement shall not be construed to preclude Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with Owner or the business of Owner.

8.12 Independent Contractor. Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Management Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Manager to Owner under this Management Agreement is that of an independent contractor.

8.13 No Third-Party Rights. Nothing expressed or referred to in this Management Agreement will be construed to give any Person other than the parties to this Management Agreement any legal or equitable right, remedy or claim under or with respect to this Management Agreement or any provision of this Management Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to Section 8.3.

8.14 Ownership of Proprietary Property. The Manager retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property. To the extent that Owner has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Owner may provide regarding the Proprietary Property, Owner hereby assigns and transfers exclusively to the Manager all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of Owner or any other party, in and to the Proprietary Property. In addition, at the Manager’s expense, Owner will perform any acts that may be deemed desirable by the Manager to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to the Manager, including but not limited to the execution of any instruments or documents now or hereafter requested by the Manager to perfect, defend or confirm the assignment described herein, in a form determined by the Manager.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Property Management and Leasing Agreement as of the date first above written.

DC-180 Peachtree, LLC

By:	Carter/Validus Operating Partnership, LP
Managing Member

	By:	Carter Validus Mission Critical REIT, Inc.
General Partner

By:
Todd M. Sakow
Chief Financial Officer

CARTER VALIDUS REAL ESTATE MANAGEMENT SERVICES, LLC

By:
John E. Carter
Executive Vice President